   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 9, 1996
                                                     REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                         U.S. MEDICAL INSTRUMENTS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          CALIFORNIA                        5047                        33-1688497
   (STATE OR JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)

             16825 VIA DEL CAMPO COURT, SAN DIEGO, CALIFORNIA 92127
                                 (619) 674-7200
               (ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                          MATTHEW S. MAZUR, PRESIDENT
                         U.S. MEDICAL INSTRUMENTS, INC.
             16825 VIA DEL CAMPO COURT, SAN DIEGO, CALIFORNIA 92127
                                 (619) 674-7200
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

         IT IS REQUESTED THAT COPIES OF ALL COMMUNICATIONS BE SENT TO:

            OTTO E. SORENSEN, ESQ.                         STEPHEN H. KAY, ESQ.
    LUCE, FORWARD, HAMILTON & SCRIPPS LLP      SQUADRON, ELLENOFF, PLESENT & SHEINFELD, LLP
        600 WEST BROADWAY, 26TH FLOOR                        551 FIFTH AVENUE
         SAN DIEGO, CALIFORNIA 92101                     NEW YORK, NEW YORK 10176
                (619) 236-1414                                (212) 661-6500
             (619) 232-8311(FAX)                           (212) 697-6686 (FAX)

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

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- -------------------------------------------------------------------------------------------------
                                                                        PROPOSED
                                                        PROPOSED        MAXIMUM
                                                        MAXIMUM        AGGREGATE      AMOUNT OF
TITLE OF EACH CLASS OF                AMOUNT TO BE   OFFERING PRICE     OFFERING    REGISTRATION
SECURITIES TO BE REGISTERED          REGISTERED(1)    PER SHARE(2)      PRICE(2)         FEE
- -------------------------------------------------------------------------------------------------
Common Stock........................                                  $25,300,000      $8,724
- -------------------------------------------------------------------------------------------------
Representative's Warrant............                                                     --
- -------------------------------------------------------------------------------------------------
Common Stock issuable upon exercise
  of Representative's Warrant(3)....                                   2,640,000         910
- -------------------------------------------------------------------------------------------------
Total Registration Fee..............                                                   $9,634
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------

(1) Includes           shares that the Underwriters have the option to purchase
    solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457.
(3) Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may become issuable upon exercise of the Representative's Warrant.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 9, 1996

                                            SHARES

                         U.S. MEDICAL INSTRUMENTS, INC.
                                  COMMON STOCK

     All of the           shares of Common Stock offered hereby are being
offered by U.S. Medical Instruments, Inc. (the "Company").

     Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public
offering price will be between $     and $     per share. See "Underwriting" for
a discussion of the factors to be considered in determining the initial public offering price. The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "USMI."

     FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" COMMENCING ON PAGE 6.

                         ------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------
                                                            UNDERWRITING
                                         PRICE TO           DISCOUNTS AND         PROCEEDS TO
                                          PUBLIC           COMMISSIONS (1)        COMPANY (2)
- --------------------------------------------------------------------------------------------------
Per Share.......................             $                    $                    $
- --------------------------------------------------------------------------------------------------
Total (3).......................             $                    $                    $
- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting offering expenses estimated to be $          payable by the
    Company.

(3) The Company has granted to the Underwriters a 30-day option to purchase up
    to           additional shares of Common Stock solely to cover
    over-allotments, if any, on the same terms and conditions as the shares offered hereby. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will
    be $          , $          and $          , respectively. See
    "Underwriting."
                         ------------------------------

     The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made at the offices of Rodman & Renshaw, Inc., New York, New
York, on or about                , 1996.
                         ------------------------------

                             RODMAN & RENSHAW, INC.

               The date of this Prospectus is             , 1996

                               INSIDE FRONT COVER

     The SafeSnap syringe is similar in appearance, size and manner of use to a standard syringe. After the injection, it serves as a container to completely encapsulate the contaminated needle for safe disposal, thereby reducing the risk of an accidental needlestick and preventing reuse.

                                    SAFESNAP

                         [PICTURE OF SAFESNAP SYRINGE]

     A series of four photographs showing four distinct stages in the use of the syringe: the injection, the retraction of the needle, the snapping off of the plunger and the sealing of the needle in the syringe.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     SafeSnap(R) is a registered trademark of the Company. This Prospectus also includes trade names, trademarks and registered trademarks of companies other than the Company.

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by the more detailed information and financial statements and the notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all financial and share information set forth in this Prospectus assumes (i) the conversion at the closing of this offering of all 6,693,582 outstanding shares of the Company's Preferred Stock to 6,693,582 shares of Common Stock, (ii) no issuance of an aggregate of 3,197,196 shares of Common Stock reserved for issuance pursuant to outstanding options and warrants, (iii)
an initial public offering price of $          per share, the midpoint of the
range set forth on the cover page of this Prospectus and (iv) no exercise of the Underwriters' over-allotment option. All references to fiscal years refer to the fiscal year of the Company ending January 31. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in "Risk Factors."

                                  THE COMPANY

     The Company designs, develops, manufactures and markets proprietary, safety-enhanced, disposable medical products intended to protect healthcare workers from the spread of infectious diseases such as AIDS and hepatitis. The Company's first product line, the SafeSnap syringe, consists of a line of single-use hypodermic syringes designed to reduce the risk of transmission of blood borne diseases from accidental needlesticks. A SafeSnap syringe is similar in appearance, size and manner of use to a standard (i.e., non-safety) syringe; however, it incorporates patented retraction and encapsulation technology that permits the isolation of the needle within the barrel of the syringe immediately after use, thereby facilitating safe disposal. The SafeSnap product line consists of four syringes which vary by size, needle length and gauge. The SafeSnap syringe is also latex-free and will not cause adverse reactions in the estimated 8-10% of patients and healthcare workers with allergies to latex. The Company believes that the SafeSnap syringe is the only safety syringe currently on the market that is latex-free. The Company has five additional safety products under development: a winged butterfly set, an arterial-venous fistula set, a blood gas syringe, a needleless vial adapter and a phlebotomy (blood collection) device.

     An estimated 800,000 accidental needlesticks from syringes, catheters and blood collection devices occur nationwide each year in hospital and clinic settings with direct costs of up to $1,200 per incident, including treatment of the wound, diagnostic tests and lost worker time and excluding long-term treatment and liability costs. The spread of infectious diseases to nurses, doctors, medical technicians and others through accidental needlesticks is a matter of concern to the healthcare industry. Heightened awareness of the risk of infection from accidental needlesticks and the substantial cost to healthcare providers of complying with regulatory protocols when needlesticks occur have led to growing demand for safe medical devices such as the Company's SafeSnap syringes. In response to these concerns, healthcare regulations have been promulgated by the Occupational Safety and Health Administration mandating that "universal precautions" be observed to minimize exposure to blood and other body fluids. In addition, several states have directed hospitals to develop programs to track the effectiveness of safety devices and to develop guidelines for the handling and disposal of "sharps" devices.

     According to industry reports, approximately 5.2 billion syringes were sold in the United States in 1995. Although safety has increasingly become a concern in the healthcare industry, safety syringes currently represent only a small portion of the overall syringe market. Studies indicate that safety syringes will become widely used during the next five years, capturing up to 80 percent of the syringe market by the year 2001. The Company believes that its SafeSnap syringe has the potential to capture a significant share of the overall syringe market because of its advantages over standard and other competitive safety syringes.

     The Company's objective is to become a leading designer, developer, manufacturer and marketer of safety-enhanced medical products. Its business strategy is to (i) increase its customer base through direct selling efforts and establishing strategic distribution alliances, (ii) broaden its product lines by applying its technology, manufacturing capabilities and market presence developed with the SafeSnap syringe and

(iii) reduce per unit cost by increasing unit volume, completing the Company's automation of assembly and printing processes and incorporating design enhancements in production tooling.

     The Company has devoted a substantial portion of its efforts since its formation to research and development and the establishment of its manufacturing capabilities. From inception through April 30, 1996, the Company has incurred approximately $3.4 million in research and development expenses and approximately $10.8 million in pre-manufacturing and manufacturing costs, including depreciation. In addition, as of April 30, 1996, the Company had invested approximately $9.6 million in property and equipment. The Company operates a 55,000 square foot vertically integrated manufacturing facility where it designs and builds most of its high precision molds and prototypes. The Company has established a high-speed, fully automated production line for the molding, printing, assembly and packaging of the 3cc size SafeSnap syringe. The Company also molds, prints and packages the remaining sizes at its facility. Assembly of those sizes is currently performed by third-party subcontractors. The Company will use a portion of the proceeds of this offering to implement automation of the printing and assembly processes for those remaining syringe sizes.

     The Company has recently expanded its direct sales force and distribution channels. Since January 31, 1996, the Company has hired a Vice President of Sales, area sales directors and a majority of its planned 24 member direct sales force which will establish a presence in 24 major metropolitan areas in the United States. The Company has also entered into a distribution partnership with one of the largest medical products distributors in Asia to facilitate sales of its products in Japan. In the five months ended June 30, 1996, net sales were approximately $630,000, principally as a result of sales to the Company's distributor in Japan and increased domestic sales, as compared to net sales of $51,000 in the five months ended June 30, 1995.

     The Company was incorporated in California in 1991. Its offices are located at 16825 Via Del Campo Court, San Diego, California 92127, and its telephone number is (619) 674-7200.

                                  THE OFFERING

Common Stock Offered by the
Company.............................            shares

Common Stock to be Outstanding After
the Offering........................            shares (1)

Use of Proceeds.....................     Purchase of capital equipment for
                                         manufacturing and assembly; marketing,
                                         sales, and advertising; development of
                                         additional product lines; and general
                                         working capital purposes.

Proposed Nasdaq National Market
Symbol..............................     "USMI"
- ---------------
(1) Excludes (i) 1,377,000 shares of Common Stock issuable upon exercise of options granted under the Company's 1993 Stock Plan (the "Option Plan"),
    (ii) up to 1,820,196 shares of Common Stock issuable upon exercise of
    outstanding warrants and (iii) up to        shares of Common Stock issuable
    upon exercise of a warrant to Rodman & Renshaw, Inc. (the "Representative's Warrant"). See "Description of Capital Stock."

                             SUMMARY FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                THREE MONTHS
                                                                                                    ENDED
                                                     FISCAL YEAR ENDED JANUARY 31,                APRIL 30,
                                            -----------------------------------------------   -----------------
                                            1992(1)    1993      1994      1995      1996      1995      1996
                                            -------   -------   -------   -------   -------   -------   -------
                                                                                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales................................  $  --    $     5   $     1   $    44   $   372   $    22   $   222
  Costs and expenses:
    Pre-manufacturing and manufacturing....     --        366       626     3,926     4,966     1,355       937
    General and administrative.............    142        651     1,049     1,217     1,925       398       502
    Selling and marketing..................     --        571       385     1,136       941       198       354
    Research and development...............    458        249     1,116       857       588       178       117
                                             -----    -------   -------   -------   -------   -------   -------
      Total costs and expenses.............    600      1,837     3,176     7,136     8,420     2,129     1,910
                                             -----    -------   -------   -------   -------   -------   -------
  Loss from operations.....................   (600)    (1,832)   (3,175)   (7,092)   (8,048)   (2,107)   (1,688)
    Interest expense and debt issuance
      costs................................     --         --        67       205       765        40        33
    Other expenses.........................     --          8        --       185        --        --        --
                                             -----    -------   -------   -------   -------   -------   -------
  Net loss.................................  $(600)   $(1,840)  $(3,242)  $(7,482)  $(8,813)  $(2,147)  $(1,721)
                                             =====    =======   =======   =======   =======   =======   =======
  Pro forma net loss per common share......
                                                                                    =======             =======
  Shares used in computing pro forma
    net loss per common share..............

                                                                                  AT APRIL 30, 1996
                                                                              --------------------------
                                                                              ACTUAL      AS ADJUSTED(2)
                                                                              -------     --------------
                                                                                     (UNAUDITED)
BALANCE SHEET DATA:
  Total assets..............................................................  $12,352
  Long-term debt, including current portion.................................    2,049
  Working capital (deficit).................................................   (1,089)
  Shareholders' equity......................................................    8,073

- ---------------
(1) From the date of the Company's inception on June 19, 1991 to January 31,
    1992.

(2) Adjusted to reflect receipt by the Company of estimated net proceeds of
    $         from the issuance of       shares of Common Stock at an assumed
    public offering price of $         per share and the application of such
    proceeds. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     In evaluating an investment in the Common Stock being offered hereby, investors should consider carefully, among other matters, the following risk factors, as well as the other information contained in this Prospectus. An investment in the Common Stock is speculative in nature, and involves a high degree of risk.

UNCERTAINTY OF MARKET ACCEPTANCE; LIMITED CURRENT MARKET FOR SAFETY SYRINGES; PREMIUM PRICING

     The use of safety medical products, including safety syringes, is a recent development within the healthcare industry. While the market for syringes is large, the market for safety syringes, including the Company's SafeSnap line of products, has not yet been established. Safety syringes currently represent a small portion of the domestic syringe market. In addition, the Company has not completed the development of its safety winged butterfly set, arterial-venous fistula set, blood gas syringe, needleless vial adapter or phlebotomy devices. Therefore, the Company cannot be certain that any of these safety products will be accepted by the healthcare industry. Market acceptance of the Company's products will depend in large part on the Company's ability to demonstrate the operational advantages, safety and cost effectiveness of its products as compared to standard products and its competitors' safety products. Failure to achieve market acceptance would have an adverse effect on the Company's business, financial condition and results of operations.

     Manufacturing costs and prices for the Company's safety products are higher than for their standard counterparts. While the Company believes that its products can be cost effective on an actual use basis, prospective customers must be convinced to pay premium prices for safety products. Increasing sensitivity to healthcare costs, public interest in healthcare reform and continuing pressure from Medicare, Medicaid and other payors to reduce costs in the healthcare industry, as well as increasing competition from other safety products, could affect the Company's ability to sell its products at premium prices. In the event that the market will not accept premium prices for the Company's products, the Company's sales and profits could be adversely affected. The Company believes that its ability to increase its market share and operate profitably in the long term will depend in part on its ability to reduce the manufacturing costs of its products on a per unit basis through high volume production using highly automated molding, printing and assembly systems. If the Company is unable to reduce unit manufacturing costs, it may be unable to obtain a significant share of the syringe market. Such a result would adversely affect the Company's future results of operations. See "Business -- Sales, Marketing and Distribution."

HISTORY OF OPERATING LOSSES; GOING CONCERN OPINION IN INDEPENDENT ACCOUNTANTS' REPORT

     From its inception in 1991, the Company has been engaged principally in research and development and the establishment of its manufacturing capabilities. Product sales have not been significant to date, and the Company has sustained losses in each year since its inception. Accordingly, the Company's operations are subject to the risks inherent in the establishment of a new business enterprise. The likelihood of the Company's success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in the marketing of new products. These include, but are not limited to, manufacturing and marketing delays and expenses that may exceed current estimates. See "Business."

     The Company sustained net losses of $7,482,000, $8,813,000 and $1,721,000 for the fiscal years ended January 31, 1995 and 1996 and the three months ended April 30, 1996, respectively. Its accumulated deficit as of April 30, 1996 was $23,698,000. The Company's independent accountants, Price Waterhouse LLP, have included an explanatory paragraph in their report on the Company's financial statements for 1996 which states that "the Company is in the development stage, has incurred a cumulative net loss since inception and is dependent on additional financing in order to continue its operations and execute its growth strategy. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern." The Company expects to continue to incur losses during the near term due to the significant costs it believes will be incurred in marketing the SafeSnap syringe and in developing future products. There can be no assurance that the Company will achieve profitability. See "Use of Proceeds," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Financial Statements."

DEPENDENCE ON SAFESNAP; UNCERTAINTIES OF NEW PRODUCT DEVELOPMENT

     The Company is currently dependent upon sales of the SafeSnap syringe for all its revenue, and market acceptance of the SafeSnap syringe has not yet been demonstrated and is not assured. Factors adversely affecting the pricing of or demand for the SafeSnap syringe will have a substantial impact upon the Company's financial condition and its ability to introduce new products. Such factors may include lack of market acceptance, competition from other products, obsolescence as a result of the development of alternative drug delivery systems and negative publicity. Furthermore, even if the SafeSnap syringe is successful, the Company's success will also be dependent on new product development. Although the Company is developing a variety of new safety products, there can be no assurance that any of the Company's new products will be commercially successful or that the Company will be able to recover the costs of developing, testing, producing and marketing such products.

INTENSE COMPETITION; RISK OF TECHNOLOGICAL OBSOLESCENCE

     The market for syringe products is intensely competitive. The Company believes that its ability to compete depends upon its continued product innovation, the quality, convenience and reliability of its products, access to distribution channels, the success of its direct sales strategy and patent protection. The Company encounters significant competition both from large, established medical device manufacturers and from smaller companies. Significant competitors of the Company in the safety syringe market include Becton, Dickinson and Company, Sherwood Medical (a division of American Home Products Corporation) and Terumo Medical Corporation. Many companies have introduced their own safety-enhanced syringes. Most of the Company's current and prospective competitors have economic and other resources substantially greater than the Company's and are well established as suppliers to the healthcare industry. Several large, established competitors offer broad product lines and have been successful in obtaining full-line contracts with a large number of healthcare providers to supply a significant portion of their medical products. There can be no assurance that the Company's competitors will not substantially increase their resources devoted to the development, manufacture and marketing of products that compete with the Company's products. The successful implementation of such a strategy by one or more of the Company's competitors could have a material adverse effect on the Company.

     The Company's initial focus on a single product line and technology makes it vulnerable to the development of superior products and changes in technology. The Company's proprietary technology relates to the safe injection or withdrawal of fluids. To the extent that competing technologies may be developed which provide a more effective or less intrusive method to achieve the same results, the Company's technology could be rendered obsolete. Such obsolescence would have an immediate and adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."

LIMITED MANUFACTURING EXPERIENCE

     The Company has limited experience in manufacturing its products. The Company is currently manufacturing the SafeSnap syringe and no other products. The Company began manufacturing the 3cc SafeSnap syringe in fiscal 1994 and its 1cc, 5cc and 10cc syringe sizes in fiscal 1995. The Company has not yet begun to function at full manufacturing capacity. Should orders increase, the Company may experience manufacturing difficulties. For the Company to be successful, it must manufacture the SafeSnap syringe in sufficient quantities and at a reasonable cost while maintaining quality control standards. The Company does not have sufficient manufacturing experience to be assured that it will meet these requirements. In the course of making changes to its manufacturing processes as it develops new products, the Company may encounter difficulties involving product quality, product reliability, manufacturing costs, supplies and personnel, which may lead to delays in production. There also can be no assurance that the Company will be able to manufacture any of its proposed new products. See "Business -- Manufacturing."

DEPENDENCE ON KEY SUPPLIERS

     Certain of the materials used to manufacture the Company's SafeSnap product line are obtained from a sole supplier or a limited group of suppliers. For example, the needles used in the Company's syringes are produced by a single supplier located in Japan. In addition, as of the date of this Prospectus, a majority of the Company's products are assembled by a third-party Maquiladora operation in Mexico. Therefore, in addition to the normal risks attendant to a sole supplier, such as the possibility of interruptions in supply and volatility in prices, the cost of manufacturing the Company's syringes could be adversely affected by changes in currency exchange rates. Regulatory requirements applicable to medical device manufacturing can make substitution of suppliers costly and time-consuming. While alternative suppliers are available, a change in suppliers would cause an interruption of supply and possibly an increase in costs. See "Business -- Manufacturing."

LIMITED SALES AND MARKETING EXPERIENCE

     The Company has experienced only limited sales to date. Historically, the Company attempted to sell its products through distributors in the United States. In 1996, the Company determined that the introduction of a new product such as the Company's SafeSnap syringe would require the efforts and attention of a direct sales force. Consequently, the Company shifted its marketing and sales strategy to direct sales. To implement this strategy it hired a Vice President of Sales and area sales directors, and it began hiring 24 sales representatives in fiscal 1996. This sales force has only recently been employed, and there can be no assurance that this strategy will be successful. See "Business -- Sales, Marketing and Distribution."

LIMITED MANAGEMENT EXPERIENCE

     Although the Company intends to pursue a strategy of growth and will seek to expand the market for its SafeSnap syringe and develop additional products, the Company's management has had limited experience in effecting rapid expansion and in managing operations which are more extensive than those presently conducted. The Company's proposed expansion will be dependent, among other things, on its ability to monitor operations, control costs, maintain quality control standards and establish a successful marketing program. Although the Company may seek to hire additional management with greater experience in the operations of a medical products company, there can be no assurance that it will be able to do so. See "Management."

PROPRIETARY PROTECTION; NEED TO DEVOTE ADDITIONAL RESOURCES TO PATENTS

     The Company's success will depend in part on its ability to protect its proprietary rights. The Company owns the rights to three patents issued by the United States Patent Office and has an exclusive paid-up license for an additional patent with regard to its SafeSnap syringes. There can be no assurance that the Company's patents will offer meaningful protection. There can be no assurance that the Company's patents, if challenged, will be broad enough to protect its proprietary position. In general, there has been substantial litigation regarding patent and other intellectual property rights in the medical device industry. Patent infringement litigation, which may be necessary to enforce patents issued to or licensed by the Company, or to defend the Company against claimed infringement of the rights of others, can be expensive and may involve a substantial commitment of the Company's resources, thereby diverting resources from other uses. Adverse determinations or settlements in any such litigation could subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties or prevent the Company from manufacturing and selling its products, any of which could have a material adverse effect on the Company's business. Additionally, disputes may arise in the future with respect to the ownership of technology developed by consultants or employees who were previously employed by other companies. Patent infringement litigation and related litigation is inherently uncertain and costly, and the claims and counterclaims which might be asserted against the Company could, if successful, have a material adverse effect on the Company and its finances. Moreover, the Company has not had sufficient financial resources to expand its patent protection. To date, the Company has not filed any patent applications for any products other than its SafeSnap syringe. Accordingly, there can be no assurance that such products will be patentable. See "Business -- Patents."

     In addition to its patents, the Company intends to rely upon unpatented trade secrets and proprietary know-how and on the expertise of its employees. Although the Company believes that it has in the past taken, and intends in the future to take, appropriate steps to protect its unpatented proprietary rights, including requiring that all of its employees and any third parties granted access to the Company's proprietary technology enter into confidentiality agreements with the Company, there can be no assurance that these measures will be sufficient to protect the Company's rights against third parties. Likewise, there can be no assurance that others will not independently develop or otherwise acquire unpatented technologies or products similar or superior to those of the Company.

GOVERNMENT REGULATION

     The testing, manufacture and sale of the Company's products are subject to regulation by numerous governmental authorities, principally the FDA and corresponding state and foreign regulatory agencies. Pursuant to the Federal Food, Drug and Cosmetic Act (the "FDC Act"), and the regulations promulgated thereunder, the FDA regulates the preclinical and clinical testing, manufacture, labeling, distribution, and promotion of medical devices. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing clearances or approvals, and criminal prosecution. The FDA also has the authority to request recall, repair, replacement or refund of the cost of any device manufactured or distributed by the Company.

     The Company will not be able to commence marketing or commercial sales in the United States of new products under development until it receives clearance or approval for such products from the FDA, which can be a lengthy, expensive and uncertain process. Modifications to a device that is the subject of an approved premarket approval ("PMA") application, its labeling or manufacturing process may require approval by the FDA of PMA supplements or new PMAs. For any devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect safety or effectiveness, or constitute a major change in the intended use of the device, will require new 510(k) submissions. Any devices manufactured or distributed by the Company pursuant to FDA clearance or approvals are subject to pervasive and continuing regulation by the FDA and certain state agencies. Manufacturers of medical devices for marketing in the United States are required to adhere to applicable regulations setting forth detailed Good Manufacturing Practices ("GMP") requirements, which include testing, control and documentation requirements. Manufacturers must also comply with Medical Device Reporting ("MDR") requirements that a firm report to the FDA any incident in which its product may have caused or contributed to a death or serious injury, or in which its product malfunctioned and, if the malfunction were to recur, it would be likely to cause or contribute to a death or serious injury. Labeling and promotional activities are subject to scrutiny by the FDA and, in certain circumstances, by the Federal Trade Commission. Current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses.

     The Company has obtained clearance from the FDA under Section 510(k) of the FDC Act to market its SafeSnap line of syringes. The Company has made modifications to its devices which the Company believes do not require the submission of new 510(k) notices. There can be no assurance, however, that the FDA would agree with any of the Company's determinations not to submit a new 510(k) notice for any of these changes or would not require the Company to submit a new 510(k) notice for any of the changes made to the device. If the FDA requires the Company to submit a new 510(k) notice for any device modification, the Company may be prohibited from marketing the modified device until the 510(k) notice is cleared by the FDA. The Company currently has five product lines under development, a winged butterfly set, an arterial-venous fistula set, a blood gas syringe, a needleless vial adapter and a phlebotomy device. The Company expects that these products will be subject to 510(k) premarket clearance by the FDA (as opposed to the more costly and time consuming premarket approval process) based upon the FDA's treatment of similar products on the market. There can be no assurance, however, that the FDA will not require PMA applications for one or more of these products under development. Further, there can be no assurance that the Company will be able to obtain necessary regulatory approvals or clearances for these products under development on a timely basis or at all, and delays in receipt of or failure to receive such approvals or clearances, the loss of previously received clearances, limitations on intended use imposed as a condition of such approvals or clearances, or failure to comply with existing or future regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

     The sale and distribution of the Company's medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain approval or clearance required by foreign countries may be longer or shorter than that required for FDA approval or clearance and the requirements may differ. There can be no assurance that the Company will be able to obtain necessary regulatory approvals or clearances in countries in which it wants to introduce its products. See "Business -- Government Regulation."

DEPENDENCE UPON KEY EMPLOYEES

     The success of the Company depends on the skills, experience and efforts of its executive officers and certain marketing and technical personnel. The Company is particularly dependent on the services of Matthew S. Mazur, the founder, Chairman, President and Chief Executive Officer of the Company. The Company is also dependent on the services of Scott M. Dolin, Vice President of Operations, Carlos H. Manjarrez, Vice President of Research and Development, Marshall Kerr, Vice President of Sales, and Louis Hernandez, Jr., Chief Financial Officer. The loss of the services of Mr. Mazur or any of the Company's other key employees could have an adverse effect on the Company.

     Mr. Mazur has an employment agreement with the Company which may be terminated by either party upon 30 days' notice. The Company does not have an employment agreement with any other key employee. See "Management."

NEED FOR QUALIFIED PERSONNEL

     In order to meet its business objectives, the Company will need to hire additional marketing, engineering, manufacturing and sales personnel. The Company will be required to compete for such personnel with companies having greater financial and other resources. Since the future success of the Company will be dependent, in part, upon its ability to attract and retain qualified personnel, an inability to do so could have an adverse effect on the Company.

RISKS ASSOCIATED WITH INTERNATIONAL SALES

     In fiscal 1996 and for the first three months of fiscal 1997, international sales represented approximately 66% and 86% of the Company's total revenues, respectively. The Company intends to expand its sales outside the United States and to enter markets, either directly or through distributors, that will require significant management attention and financial resources. There can be no assurance that the Company's efforts to increase its presence in international markets will be successful or that such markets will prove to be viable. To the extent that the Company is able to continue to successfully increase its foreign sales, it will become increasingly subject to risks inherent in foreign trade, including increased credit risk, customs duties and import quotas and other trade restrictions, fluctuations in foreign currency exchange rates, shipping delays, and international political, regulatory and economic developments, all of which could have a material adverse effect on the Company. In addition, to the extent that the Company establishes operations in foreign countries, there can be no assurance that political, regulatory, economic or military developments, over which the Company will have no control, will not subject the Company to increased risk of loss of revenues and property due to, among other things, expropriation, nationalization, inflation, currency devaluation, international hostilities, confiscatory taxation, limitations on repatriation and currency controls.

     The Company's current international sales are denominated in United States dollars and the Company anticipates that its future international sales will be as well. An increase in the value of the United States dollar relative to foreign currencies could make the Company's products more expensive and potentially less competitive in foreign markets. If for any reason exchange or price controls or other restrictions on foreign currencies are imposed, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business -- Sales, Marketing and Distribution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

GROWTH AND ACQUISITION RISKS

     The Company intends to use a substantial portion of the net proceeds from this offering to continue to hire additional direct marketing staff, establish strategic distribution channels and acquire additional manufacturing equipment. It may also use a portion of the net proceeds to expand its product offerings through acquisitions in the United States or in foreign countries. The expansion of the marketing, distribution and manufacturing operations of the Company both internally and through acquisitions may place substantial burdens on the Company's management resources and financial controls. There can be no assurance that such increased burdens would not have an adverse effect on the Company's operating results. In addition, acquisitions may involve a number of special risks, including adverse short-term effects on the Company's operating results, diversion of management's attention, dependence on retention, hiring and training of key personnel, risks associated with unanticipated problems or legal liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's operations and financial performance. See "Use of Proceeds."

REQUIREMENT FOR ADDITIONAL FUNDS

     The Company believes that the net proceeds of this offering of
approximately $          (assuming an initial offering price of $          per
share; $          if the Underwriters' over-allotment option is exercised in full) will be sufficient to satisfy its cash requirements for the coming eighteen months. The Company anticipates that it may require additional funds to cover the costs of continued research and development, manufacturing, marketing and other operating activities. Funds for these purposes may be obtained from a number of sources, including strategic partners, bank financing and additional public or private sales of debt or equity. If additional funds are raised through the issuance of equity securities, the percentage ownership of the current stockholders of the Company will be reduced and such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. However, the Company currently has no arrangements for such financing, and there can be no assurance that any additional financing can be obtained or, if obtained, that it will be on reasonable terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the offering there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or continue after the offering. The Company has applied for its Common Stock to be listed on the Nasdaq National Market, but its application is pending. If accepted for listing, adverse trends in the Company's financial position and results of operations could result in the delisting of its Common Stock.

     The trading price of the Company's Common Stock could be subject to wide fluctuations in response to a variety of factors, many of which are beyond the Company's control. These include (i) quarter-to-quarter variations in the Company's operating results, (ii) announcements by the Company or its competitors regarding new products, improvements of their technology and regulatory approvals, (iii) developments or disputes concerning proprietary rights, (iv) technological innovations and new products and (v) general conditions in the medical device industry. Moreover, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many medical device companies and which have often been unrelated to the operating performance of such companies.

RISK OF PRODUCT LIABILITY

     The use of the Company's products exposes it to an inherent risk of product liability. Patients, healthcare workers or healthcare providers who claim that the Company's products have resulted in injury could initiate product liability litigation seeking large damage awards from the Company. Even if the litigation is successfully defended, the cost of the defense could be substantial. The Company maintains insurance against product liability and defense costs in the amount of $3,000,000 per occurrence and in the aggregate. There can be no assurance that any product liability claims will be successfully defended or that the insurance carried by the Company will be sufficient. A successful claim against the Company in excess of insurance coverage could have a material adverse effect on the Company. Furthermore, there can be no assurance that product liability insurance will continue to be available to the Company on acceptable terms, if at all.

PENDING LITIGATION

     On December 4, 1995, a complaint by plaintiffs Barry L. Rosenblatt, World Video Movies, Ltd., whose representative is Roy K. Black, and Richard Caras, investors in the Company's Series E Preferred Stock, against the Company, Matthew S. Mazur and James R. Yarter, was filed in the United States District Court for the Southern District of California, Case No. 95-3862H(RBB). The complaint alleges the plaintiffs purchased the Company's Series E Preferred Stock in reliance upon fraudulent misrepresentations of projections concerning sales, revenues, profits and production capabilities of the Company. The complaint seeks damages of $1,560,000, the amount of plaintiffs' investment in the securities, together with interest, attorneys' fees and costs, or recision and recovery of the $1,560,000, plus interest and attorneys' fees and costs. The Company believes the action is without merit and is vigorously contesting the action, which has been withdrawn once and dismissed once without prejudice. Following its dismissal, the complaint was refiled. Plaintiffs have agreed to immediately dismiss their claims against James R. Yarter. On August 6, 1996, the Company filed a motion for summary judgment seeking to dispose of all of the plaintiffs' claims.

     On June 28, 1996, a complaint by plaintiffs G.C. Investments LLC, whose representative is Brian L. Greenspun (a former Director of the Company), and The Medicine Partners, whose representative is Andrew G. Bluhm (a former Director of the Company), investors in the Company's Series E Preferred Stock, was filed in the United States District Court for the Southern District of California, Case No. 96-1187H(CGA). The complaint alleges the plaintiffs purchased the Company's Series E Preferred Stock in reliance upon fraudulent misrepresentations of projections concerning sales, revenues, profits and the intended use of the invested funds. The complaint seeks damages of $8,000,000, the amount of plaintiffs' investment in the securities, together with interest, attorneys' fees, costs and punitive damages. The Company believes the action is without merit and is vigorously contesting the action. On August 13, 1996, the Company filed a motion to dismiss the action for failure to state a claim.

     If any of the pending actions were successfully prosecuted against the Company, the results could have a material adverse effect upon the Company's financial position, results of operations, cash flows and ability to conduct business. See "Business -- Legal Proceedings."

ISSUANCE OF PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS

     The Board of Directors has the authority to issue up to 12,000,000 shares of Preferred Stock, in one or more series, and to fix the number of shares and the rights, preferences and privileges of any such series. At the time of the closing of the offering, all of the Company's 6,693,582 shares of Preferred Stock currently outstanding will be converted to Common Stock. Therefore, all of the authorized Preferred Stock will be available for issuance. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of such issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The Board of Directors does not currently intend to issue shares of Preferred Stock.

     In addition, after the completion of the offering Mr. Mazur, the President
and Chief Executive Officer, will beneficially own      % of the Common Stock
outstanding (     % if the Underwriters' over-allotment option is exercised in full). The existence of such a large block of stock could make it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, and may discourage or prevent a change in control of the Company.

SUBSTANTIAL SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have a total of
          shares of Common Stock outstanding (          shares if the
Underwriters' over-allotment option is exercised in full). Of these shares shares are "restricted securities" under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Ordinarily, under Rule 144, a person who has held restricted securities for a period of two years may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of the Company's then-outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits the sale of shares without any quantity limitations by a person who is not an affiliate of the Company and has satisfied a three-year holding period.
Of the           restricted shares, executive officers and directors and certain
shareholders holding an aggregate of           shares have agreed not to offer
or sell such shares for a period of 180 days after the date of this Prospectus without the consent of the Representative on behalf of the Underwriters. Of the
remaining           restricted securities,           shares are now eligible or
will be eligible for sale under Rule 144 within 90 days from the date of this Prospectus. Sales of Common Stock pursuant to Rule 144 may have a depressive effect on the market price of the Common Stock.

     The Company has reserved 2,000,000 shares of Common Stock for issuance to key employees, officers, directors and consultants pursuant to the Company's stock option plans, and options for 1,377,000 of such shares are outstanding as of the date of this Prospectus. The Company has reserved 1,820,196 shares of Common Stock for issuance upon exercise of outstanding warrants convertible to Common Stock. Substantially all of these options and warrants have an exercise price that is significantly less than the offering price of the Common Stock in this offering. The existence of such options and warrants may hinder future equity financing by the Company. Further, the holders of such warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. In addition, the holders of warrants for 213,334 shares issued to certain shareholders in connection with the private placement offering of Series E Preferred Stock have been granted certain demand registration rights. The existence of these registration rights may involve added costs to the Company. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This Prospectus contains certain forward-looking statements which include the plans and objectives of management for future operations, including plans and objectives relating to the products and future financial performance of the Company. The forward-looking statements are subject to various uncertainties and risks set forth in this Prospectus. Those risks may include uncertainty related to (i) the size and growth of the safety medical device industry, (ii) the Company's ability to increase sales through the introduction and development of new products and product lines, (iii) the success of marketing initiatives to be undertaken by the Company, (iv) the Company's ability to forecast demand for particular designs and products and establish production and delivery schedules which accurately anticipate and respond to market demand and (v) the Company's ability to achieve increases in net sales such that cost of goods sold and selling, general and administrative expenses decrease as a percentage of net sales.

     These forward-looking statements are based upon assumptions that the Company will continue to design, develop, manufacture, market and ship new products on a timely basis, that competitive conditions with the safety medical device industry will not change materially or adversely, that the safety medical device market will experience steady growth, that demand for the Company's products will develop, that the Company will obtain customers, that the Company will retain key personnel, that technology obsolescence risks will be minimized, and that there will be no material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.

IMMEDIATE AND SUBSTANTIAL DILUTION

     This offering involves an immediate and substantial dilution to purchasers of Common Stock offered hereby, in that the pro forma net tangible book value per share of Common Stock after giving effect to the offering will be
$          compared to an assumed public offering price per share of $
and assuming no exercise of the Underwriters' over-allotment option, the Representative's Warrant and any outstanding Common Stock, warrants or options. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the           shares of
Common Stock being offered hereby at an assumed initial public offering price of
$          per share are estimated to be $          ($          if the
Underwriters' over-allotment option is exercised in full) after deducting underwriting discounts and estimated offering expenses payable by the Company.

     The Company anticipates using the net proceeds of this offering as follows:
(i) approximately $6,000,000 will be used to purchase capital equipment, including molds and automation, production and assembly machinery, (ii) $6,000,000 will be used to fund sales and marketing activities, including an increased direct sales force and (iii) $2,000,000 will be used to fund research and development focused on developing additional product lines. The balance of the net proceeds will be used for working capital and other general corporate purposes. The Company may also use a portion of the net proceeds to acquire technologies, products or businesses compatible with its existing business, although the Company has no current arrangements, commitments or understanding, in this regard.

     These amounts are estimates, and the amount and timing of the expenditure of the offering proceeds will depend upon numerous factors, including the effectiveness of the Company's sales and marketing efforts, the results of the Company's product development efforts, and the timing of any required regulatory approvals for future products. The Company believes that the net proceeds from this offering, combined with cash on hand, interest expected to be earned on its cash balances and its revenues, will be sufficient to satisfy its cash requirements for the next eighteen months.

     Pending their application, the Company intends to invest the net proceeds of this offering in bank deposits and short-term, investment grade securities, including government obligations and money market instruments.

                                DIVIDEND POLICY

     The Company has not declared or paid any dividends since its inception and for the foreseeable future intends to continue its policy of retaining any earnings to finance the development and expansion of its business. In the future, the payment of dividends by the Company on its Common Stock will depend on the Company's financial condition, results of operations and such other factors as the Board of Directors of the Company may consider relevant.

                                 CAPITALIZATION

     The following table sets forth the capitalization and short-term debt of the Company at April 30, 1996: (i) on a pro forma basis giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock and
(ii) on a pro forma as adjusted basis to reflect the issuance and sale of the shares of Common Stock offered hereby at an assumed initial offering
price of $          per share and the application of the estimated net proceeds therefrom. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company and the notes thereto appearing elsewhere in this Prospectus.

                                                                            AT APRIL 30, 1996
                                                                        -------------------------
                                                                           PRO         PRO FORMA
                                                                          FORMA       AS ADJUSTED
                                                                        ---------     -----------
                                                                             (IN THOUSANDS)
Short-term debt.......................................................  $   1,946       $
                                                                         ========       =======
Long-term debt........................................................  $     103       $
                                                                         --------       -------
Shareholders' equity:
  Preferred Stock, undesignated as to series, no par value: 12,000,000 shares authorized pro forma and pro forma as adjusted; no shares
     issued and outstanding pro forma or pro forma as adjusted........         --            --
  Common Stock, no par value, 28,000,000 shares authorized: 8,787,284
     shares issued and outstanding pro forma,        shares issued and
     outstanding, pro forma as adjusted(1)............................     30,291
  Additional paid-in capital..........................................      1,485
  Shareholder receivable..............................................         (5)
  Deficit accumulated during development stage........................    (23,698)
                                                                         --------       -------
     Total shareholders' equity.......................................      8,073
                                                                         --------       -------
          Total capitalization........................................  $   8,176       $
                                                                         ========       =======

- ---------------
(1) Excludes (i) 1,359,000 shares of Common Stock issuable upon exercise of options granted under the Option Plan, (ii) up to 1,544,135 shares of Common Stock issuable upon exercise of outstanding warrants and (iii) up to shares issuable upon exercise of the Representative's Warrant. See "Description of Capital Stock."

                                    DILUTION

     The pro forma net tangible book value of the Company's Common Stock at
April 30, 1996 was $          , or $          per share. The difference between
the public offering price per share of the Common Stock and the pro forma net tangible book value per share of the Common Stock after this offering constitutes the dilution to new investors in this offering. Pro forma net tangible book value per share as of April 30, 1996 represents the pro forma net tangible book value of the Company (total tangible assets less total liabilities) divided by the shares of Common Stock after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock.

     After giving effect to the sale of           shares of the Common Stock
offered hereby at an assumed initial public offering price of $          per
share and after deducting the underwriting discounts and commissions and estimated offering expenses, the pro forma net tangible book value of the
Company at April 30, 1996 would have been $          , or $          per share.
This represents an immediate increase in net tangible book value of $
per share to existing shareholders and an immediate dilution to new investors of
$          per share, or      %. The following table illustrates this per share
dilution:

Assumed initial public offering price per share.......................               $
Pro forma net tangible book value per share before this offering......  $
Increase in net tangible book value per share attributable to new investors...........................................................  $
Pro forma net tangible book value per share after this offering.......               $
Dilution in net tangible book value per share to new investors........               $

     If the Underwriters' over-allotment option is exercised in full, the pro forma net tangible book value per share of Common Stock after the offering would
be $          per share, which would result in dilution to the new investors of
$          per share, or      %.

     The following table summarizes as of April 30, 1996 the difference between existing shareholders and new investors with respect to the total number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid, assuming an initial public offering price
of $          per share.

                                                                            TOTAL
                                                  SHARES PURCHASED      CONSIDERATION
                                                  -----------------   -----------------   AVERAGE PRICE
                                                  NUMBER    PERCENT   AMOUNT    PERCENT     PER SHARE
                                                  -------   -------   -------   -------   -------------
Existing shareholders(1)........................
New investors...................................
                                                  -------     -----     -----     -----       -----
          Total.................................
                                                  =======     =====     =====     =====       =====

- ---------------
(1) Excludes (i) 1,359,000 shares of Common Stock issuable upon exercise of outstanding options granted under the Option Plan, (ii) up to 1,544,135 shares of Common Stock issuable upon exercise of outstanding warrants and
    (iii) up to           shares issuable upon the exercise of the
    Representative's Warrant.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

The following selected financial data of the Company are qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus. The statement of operations data for each of the three years in the period ended January 31, 1996 and the balance sheet data at January 31, 1995 and 1996 are derived from, and are qualified by reference to, the audited financial statements included elsewhere in this Prospectus and should be read in conjunction with those financial statements and notes thereto. The statement of operations data for the period from June 19, 1991 (inception) to January 31, 1992 and for the year ended January 31, 1993 and the balance sheet data at January 31, 1992, 1993 and 1994 are derived from audited financial statements not included herein. The selected financial data as of and for the three months ended April 30, 1995 and 1996 have been derived from unaudited financial statements of the Company which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's operating results and financial position for the three months ended April 30, 1995 and 1996 and are not necessarily indicative of the results to be expected for any other interim period or any future fiscal year.

                                                                                                         THREE MONTHS ENDED
                                                             FISCAL YEAR ENDED JANUARY 31,                   APRIL 30,
                                                  ---------------------------------------------------    ------------------
                                                  1992(1)     1993       1994       1995       1996       1995       1996
                                                  -------    -------    -------    -------    -------    -------    -------
                                                                                                            (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales.....................................   $  --     $     5    $     1    $    44    $   372    $    22    $   222
  Costs and expenses:
    Pre-manufacturing and manufacturing.........      --         366        626      3,926      4,966      1,355        937
    General and administrative..................     142         651      1,049      1,217      1,925        398        502
    Selling and marketing.......................      --         571        385      1,136        941        198        354
    Research and development....................     458         249      1,116        857        588        178        117
                                                   -----     -------    -------    -------    -------    -------    -------
        Total costs and expenses................     600       1,837      3,176      7,136      8,420      2,129      1,910
                                                   -----     -------    -------    -------    -------    -------    -------
  Loss from operations..........................    (600)     (1,832)    (3,175)    (7,092)    (8,048)    (2,107)    (1,688)
    Interest expense and debt issuance costs....      --          --         67        205        765         40         33
    Other expenses..............................      --           8         --        185         --         --         --
                                                   -----     -------    -------    -------    -------    -------    -------
  Net loss......................................   $(600)    $(1,840)   $(3,242)   $(7,482)   $(8,813)   $(2,147)   $(1,721)
                                                   =====     =======    =======    =======    =======    =======    =======
  Pro forma net loss per common share...........                                              =======               =======
  Shares used in computing pro forma net
    loss per share..............................

                                                                            AT JANUARY 31,                       AT APRIL
                                                           -------------------------------------------------        30,
                                                            1992      1993      1994       1995       1996         1996
                                                           ------    ------    -------    -------    -------    -----------
                                                                                                                (UNAUDITED)
BALANCE SHEET DATA:
  Total assets...........................................  $  178    $1,826    $ 2,791    $11,614    $12,543      $12,352
  Long-term debt including current portion...............      --        --      1,126      2,609      2,232        2,049
  Working capital (deficit)..............................       3       115     (1,052)      (622)      (169)      (1,089)
  Shareholders' equity...................................     179     1,585      1,026      7,649      8,234        8,073

- ---------------
(1) From the date of the Company's inception on June 19, 1991 to January 31,
    1992.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Selected Financial Data and the financial statements of the Company and notes thereto appearing elsewhere in this Prospectus. This Prospectus, including the following discussion, contains forward-looking statements that involve risk and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

     The Company was formed in 1991 to develop medical products that protect healthcare workers from the hazards of infection through contact with blood and other bodily fluids. From its inception through the end of fiscal 1994, the Company focused primarily on the design, development, and evaluation of its first line of products, the SafeSnap syringe, and the associated design and development of molds, assembly machines and production processes. The Company has filed appropriate 510(k) notifications for the SafeSnap syringe with the FDA and has received the requisite approvals.

     During fiscal 1995, the Company acquired and installed multicavity injection molds for three sizes of SafeSnap syringe, molding presses, and other production equipment, and obtained regulatory clearances for the manufacture and sale of the SafeSnap syringe. Also during fiscal 1995, the Company began marketing and sales efforts with regard to its initial sizes of the SafeSnap syringe through a group of domestic medical products distributors.

     During fiscal 1996, the Company completed the development of the SafeSnap syringe product line with the introduction of two additional syringe sizes and increased its emphasis on sales and marketing.

     During fiscal 1997, the Company began deliveries on an initial $3,000,000 order from its Japanese distributor, strengthened its management team, continued development of additional safety-enhanced medical products and established an in-house direct sales force.

     From its inception in 1991 through January 31, 1996 and April 30, 1996, the Company has incurred losses from operations totaling $21,977,000 and $23,698,000, respectively. The Company currently markets its products for clinical use in the United States, Europe and in certain foreign countries including Japan, Australia and New Zealand. The Company anticipates increases in product sales following the completion of this offering as a result of expanded marketing and distribution efforts and increased manufacturing capacity.

RESULTS OF OPERATIONS

  Three Months Ended April 30, 1996 Compared to Three Months Ended April 30,
1995

     Net sales increased $200,000, or 909%, to $222,000 for the three months ended April 30, 1996 from $22,000 for the three months ended April 30, 1995. This increase is primarily attributable to shipments to the Company's distributor in Japan pursuant to an initial $3,000,000 purchase order from this distributor.

     Pre-manufacturing and manufacturing costs decreased $418,000, or 31%, to $937,000 for the three months ended April 30, 1996 from $1,355,000 for the three months ended April 30, 1995. The reduction is primarily a result of lower overhead costs during fiscal year 1996 due to the Company's re-engineering of certain manufacturing processes. In addition, certain non-recurring pre-manufacturing costs were incurred during fiscal year 1995 due to the construction of machinery for new syringe sizes as the Company completed its SafeSnap syringe product line.

     General and administrative expenses increased $104,000, or 26%, to $502,000 for the three months ended April 30, 1996 compared to $398,000 for the three months ended April 30, 1995. This increase was due primarily to costs associated with the addition of management personnel and increased legal costs.

     Selling and marketing expenses increased $156,000, or 79%, to $354,000 for the three months ended April 30, 1996 from $198,000 during the three months ended April 30, 1995. The increase is due primarily to the Company's hiring of a direct sales force and three experienced area sales directors.

     Research and development expenses decreased $61,000, or 34%, to $117,000 for the three months ended April 30, 1996 from $178,000 for the three months ended April 30, 1995 as the Company's 1cc and 10cc size SafeSnap syringes moved out of the development stage and into production. Continued research and development is focused primarily on the Company's new safety products currently under development.

     Interest expense and debt issuance costs decreased $7,000, or 18%, to $33,000 for the three months ended April 30, 1996 from $40,000 for the three months ended April 30, 1995.

  Year Ended January 31, 1996 Compared to Year Ended January 31, 1995

     Net sales increased $328,000, or 745%, to $372,000 for the year ended January 31, 1996 from $44,000 for the year ended January 31, 1995. This increase is attributable to the introduction of the 1cc and 10cc size SafeSnap syringes, which provided customers the ability to purchase a comprehensive line of syringes. The Company's sales were primarily made to its Japanese distributor.

     Pre-manufacturing and manufacturing costs increased $1,040,000, or 26%, to $4,966,000 for the year ended January 31, 1996 compared to $3,926,000 for the year ended January 31, 1995, due to the hiring of additional manufacturing employees necessary to meet the increased production demands and increased depreciation on machinery and equipment purchased to meet the expected demand for the Company's products.

     General and administrative expenses increased $708,000, or 58%, to $1,925,000 for the year ended January 31, 1996 compared to $1,217,000 for the year ended January 31, 1995. This increase was due to accounting and legal costs associated with consideration of various financing arrangements, additions to the senior management team, an increase in property taxes due to new machinery and equipment purchases and legal fees incurred in connection with a debt restructuring and a legal action brought against the Company.

     Selling and marketing expenses decreased $195,000, or 17%, to $941,000 for the year ended January 31, 1996 from $1,136,000 for the year ended January 31, 1995. During fiscal 1995, the Company ran an advertising campaign to promote sales of the SafeSnap syringe through smaller independent distributors. This program was discontinued in early fiscal 1996, as the Company focused its efforts on building a direct sales force and strategic distribution alliances.

     Research and development expenses decreased $269,000, or 31%, to $588,000 for the year ended January 31, 1996 from $857,000 for the year ended January 31, 1995. The decrease was due to reduced research and development expenses during fiscal 1996 as compared to fiscal 1995, as many of the Company's syringes, including the 1cc and 10cc sizes, moved out of the development stage and into production.

     Interest expense and debt issuance costs increased $560,000, or 273%, to $765,000 for the year ended January 31, 1996 from $205,000 for the year ended January 31, 1995 due to interest costs of a promissory note previously given by the Company, amortization of debt issuance costs, and costs associated with the conversion of the note to equity.

     Other expenses for the year ended January 31, 1995 were $185,000 primarily related to a loss on extinguishment of shareholder debt whereby the Company issued Series D Preferred Stock and Common Stock warrants and paid cash to settle a promissory note including accrued interest. No similar expenses were incurred in fiscal 1996.

  Year Ended January 31, 1995 Compared to Year Ended January 31, 1994

     Net sales were $44,000 for the year ended January 31, 1995 compared to $1,000 for the year ended January 31, 1994. The Company's focus during this period was primarily on relocation and capital improvements and the regulatory approval process.

     Pre-manufacturing and manufacturing costs increased $3,300,000, or 527%, to $3,926,000 for the year ended January 31,1995 compared to $626,000 for the year ended January 31, 1994. The increase was primarily due to costs necessary to prepare the Company's facility for full production. These costs included production set up and the establishment of new production departments and their associated employees.

     General and administrative expenses increased $168,000, or 16%, to $1,217,000 for the year ended January 31, 1995 compared to $1,049,000 for the year ended January 31, 1994. The increase resulted from the addition of finance and administrative personnel to assist in the Company's growth and increased rent expense associated with the Company's new facility.

     Selling and marketing expenses increased $751,000, or 195%, to $1,136,000 for the year ended January 31, 1995 compared to $385,000 for the year ended January 31, 1994. The increase was due to increased costs related to an extensive advertising campaign to promote sales of the SafeSnap syringe through distributors and an increase in sales and marketing personnel in order to support market introduction of the SafeSnap.

     Research and development expenses decreased $259,000, or 23%, to $857,000 for the year ended January 31, 1995 as compared to $1,116,000 for the year ended January 31, 1994. This reduction was due to the Company moving out of the development phase and into the production phase with regard to certain sizes of its SafeSnap syringe. Also, patent expenses were incurred during fiscal year 1994 that were not incurred during fiscal year 1995.

     Interest expense and debt issuance costs for the year ended January 31, 1995 increased to $205,000 from $67,000 for the year ended January 31, 1994 due to an increase in long-term debt to finance the Company's continued operations.

     Other expenses for the year ended January 31, 1995 were $185,000 primarily related to a loss on extinguishment of shareholder debt whereby the Company issued Series D Preferred Stock and Common Stock warrants and paid cash to settle a promissory note including accrued interest. No similar expenses were incurred during fiscal 1994.

LIQUIDITY AND CAPITAL RESOURCES

     In August 1996, the Company entered into an agreement with Merrill Lynch Business Financial Services, Inc. ("Merrill Lynch") whereby Merrill Lynch has agreed to provide the Company a $2.3 million working capital line of credit, at a variable interest rate based on 2.65% plus the 30-day Commercial Paper Rate (as published in the Wall Street Journal). As of July 31, 1996, the interest rate was 8.07%. The loan is subject to an annual fee and is secured with a security interest in assets pledged by a shareholder of the Company.

     Historically, the Company has relied upon equity funding and limited borrowing from management and certain shareholders to fund operations. There are no commitments for such financings with any of these individuals and no assurance can be given that such borrowings will continue to provide a source of funds.

     The Company's need for funds has increased from period to period as it has increased the research and development of the SafeSnap product line and its related production processes, increased its capital expenditures on molds and production equipment, expanded staff, and commenced production of its SafeSnap syringe line. The cumulative net loss incurred by the Company through April 30, 1996 was $23,698,000. The Company had negative working capital of $1,089,000 at April 30, 1996. As of April 30, 1996, the Company had raised capital of $31,771,000.

     The report of the Company's independent accountants with respect to the Company's financial statements for the three years ended January 31, 1996 contains an explanatory paragraph which states that "the Company is in the development stage, has incurred a cumulative net loss since inception and is dependent on additional financing in order to continue its operations and execute its growth strategy. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern." The financial statements included herein have been prepared assuming the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty. The

Company has been advised by its independent accountants that, upon completion of this offering, the independent accountants expect to issue a report without the explanatory paragraph as described above. Notwithstanding the foregoing, there can be no assurance that such conditions will not recur or that the accountants' report will not contain such an explanatory paragraph in the future.

     The Company also anticipates that sales of its SafeSnap syringes will satisfy an increasing percentage of its capital requirements. However, the Company's gross margin is affected by a number of factors, including product mix, product pricing, the extent of sterile, packaged safety syringe sales versus bulk, non-sterile safety syringe sales, and the percentage of direct sales compared to distributor sales and manufacturing costs, including overhead and material costs. Any decline in the average selling price of a particular product not offset by a reduction in production costs or by sales of other products with higher gross margins would decrease the Company's overall gross margin and adversely affect the Company's liquidity and capital resources.

     Although the Company believes that the net proceeds of this offering will support the Company's operations and planned capital expenditures for approximately eighteen months after the closing of this offering, the Company's future liquidity and capital requirements will depend on numerous factors, including market demand for its products, the expansion of the sales and marketing force, regulatory actions by the FDA and other regulatory bodies and intellectual property protection. The Company's need for capital could vary based on the actual rate of sales growth and the level of additional investment required to further increase manufacturing capacity. Failure to raise needed capital would have a material adverse effect on the Company's operations, development plans and cash flows. In such case, the Company would attempt to reduce costs and expenses, in turn slowing the Company's planned rate of expansion.

NET OPERATING TAX LOSS CARRYFORWARDS

     The Company has incurred net losses since inception and therefore has not been subject to state or federal income taxes. At January 31, 1996, the Company had federal and California net operating tax loss carryforwards ("NOL") of approximately $17,000,000 and $8,500,000, respectively, available to reduce future income taxes. The difference between the federal and California NOL is primarily attributable to the 50% limitation on California loss carryforwards. The federal and California NOL begin expiring in 2008 and 1998, respectively, unless used. The Company also has research and development credit carryforwards for federal and state tax reporting purposes totaling approximately $166,000 and $87,000, respectively, which expire at various times through 2009. Pursuant to the Internal Revenue Code, use of the Company's NOL and credit carryforwards may be limited because of a change in ownership of more than 50%, which management believes occurred in the year ended January 31, 1995. As a result, the Company believes that its ability to utilize its current net operating loss and credit carryforwards, and to realize the benefit of future tax deductions in subsequent periods will be subject to annual limitations of approximately $1,600,000 for net operating losses generated through the year ended January 31, 1995. The Company also believes that a second change in ownership may occur at the closing of this offering. The Company does not believe these limitations will have a material impact upon its utilization of the NOL and credits over their respective carryforward periods; however, the Company does believe they will impact the timing of such utilization.

                                    BUSINESS

GENERAL

     The Company designs, develops, manufactures and markets proprietary, safety-enhanced, disposable medical products intended to protect healthcare workers from the spread of infectious diseases such as AIDS and hepatitis. The Company's first product line, the SafeSnap syringe, consists of a line of single-use hypodermic syringes designed to reduce the risk of transmission of blood borne diseases from accidental needlesticks. A SafeSnap syringe is similar in appearance, size and manner of use to a standard (i.e., non-safety) syringe; however, it incorporates patented retraction and encapsulation technology that isolates the needle within the barrel of the syringe immediately after use, facilitating safe disposal. The Company's SafeSnap product line consists of four syringes which vary by size, needle length and gauge. The SafeSnap syringe is also latex-free and will not cause adverse reactions in the estimated 8-10% of patients and healthcare workers with allergies to latex. The Company believes that the SafeSnap syringe is the only safety syringe currently on the market that is latex-free. The Company has five additional safety product lines under development: a winged butterfly set, an arterial-venous fistula set, a blood gas syringe, a needleless vial adaptor and a phlebotomy (blood collection) device.

INDUSTRY TRENDS

  Accidental Needlesticks

     Infections contracted as a result of accidental needlesticks from syringes and other instruments used to inject medication or collect body fluids are of significant concern to healthcare institutions, healthcare workers and the various agencies charged with regulating their work environments. Accidental needlesticks are the second leading cause of hospital injury, accounting for more than one-third of all hospital injuries. Industry reports estimate that over 800,000 accidental needlesticks occur within the United States each year. The estimated cost of each reported accidental needlestick is up to approximately $1,200 for treatment of the wound, diagnostic tests and lost worker time. This figure does not include specialized, longer term treatment and potential liability costs.

     Hepatitis and HIV are transmitted through blood and other body fluids, and workers who come in contact with such fluids are at risk of contracting these and other diseases. Transmission may occur from needlesticks by contaminated needles or exposure of mucous membranes to body fluids containing blood traces. The Centers for Disease Control ("CDC") estimates that approximately 12,000 hepatitis infections occur each year in healthcare workers with occupational exposure to blood and other potentially infected body fluids, resulting in more than 6,000 cases of symptomatic hepatitis, approximately 600 hospitalizations and more than 200 deaths. The Occupational Safety and Health Administration ("OSHA") estimates that the incidence of hepatitis infection in healthcare workers with exposure to blood and other potentially infected body fluids is more than twice as great as the incidence of infection in the general population. OSHA has determined that the increased incidence of HIV infection among healthcare workers with no known risk factors is statistically significant. The United States Public Health Service estimates that there are approximately one million cases of HIV infection in the United States. In addition to the HIV and hepatitis viruses, there are a number of other blood borne diseases which can be transmitted by accidental needlesticks and which also have serious consequences for the victim, including diphtheria, gonorrhea, typhus, herpes, malaria, rocky mountain spotted fever, syphilis and tuberculosis.

     The possibility of infection to healthcare workers from contaminated needles has caused and continues to cause a great deal of concern in the healthcare field and its regulatory agencies. OSHA has adopted regulations requiring employers to institute "universal precautions" to prevent contact with blood and other body fluids. OSHA's regulations also require employers to establish controls (such as sharps disposal containers and self-sheathing needles) and safe work practices to ensure compliance with these universal precautions. OSHA does not mandate specific technologies; rather, employers are permitted to choose the most appropriate and effective safety control devices to meet their specific institutional needs. According to OSHA guidelines, while employers are not required to institute the most sophisticated controls, they must evaluate the effectiveness of their existing controls and evaluate the feasibility of instituting more advanced controls. OSHA specifically prohibits the recapping, bending or removal of needles, unless there is no feasible alternative or unless required for a specific medical procedure.

     The FDA has issued a safety alert to hospitals warning of the risks of needlestick injuries from the use of hypodermic needles with intravenous equipment. Among other things, the safety alert stated that, although the FDA could not recommend specific products, it urged the recipients of the alert to use needleless systems or recessed needle system devices with a fixed safety feature. According to the alert, (i) a fixed safety feature should provide a barrier between the hands and needle after use, (ii) the safety feature should allow or require the worker's hand to remain behind the needle at all times,
(iii) the safety feature should be an integral part of the device and not an accessory, (iv) the safety feature should be in effect before disassembly and remain in effect after disposal to protect both users and disposers of medical devices and for environmental safety, and (v) the safety feature should be as simple as possible and require little or no training for effective use.

     In addition, the CDC and the National Institutes of Health have published guidelines that specify that needles should not be re-sheathed, bent, broken, removed from disposable syringes or otherwise manipulated by hand because of the potential for needlestick injury and the associated risk of blood-related infection.

  Market for Syringes, Safety Syringes and other Safety Medical Products

     Currently, more than an estimated 15.5 billion disposable syringes are sold each year worldwide. The U.S. market accounted for an estimated 5.2 billion units in 1995. Safety syringes are estimated to represent a small portion of total current U.S. syringe sales, but sales are expected to grow at a faster rate than the domestic syringe market as a whole as better designs and lower prices become available. Industry reports project that demand for safety syringes will increase each year through 2001 as healthcare providers convert to safety syringes. Thereafter, increases in demand are expected to reflect changes in patient populations and in injectable treatment therapies, including an increase in the number of elderly Americans, growing use of multiple-injection insulin regimens for diabetics, and the growing availability of biotechnology drugs, which typically require parenteral administration.

     Nearly 400 million arterial, central venous, intravenous, and urological catheters were sold in the U.S. in 1993, representing approximately a $100 million domestic market. The Company believes that at least half of these 400 million catheters are winged butterfly sets.

     Arterial-venous fistula needles are estimated to represent 20 percent of total disposable specialty needle and syringe revenues. The number of units sold in 1995 are estimated to be 44 million domestically. Domestic sales for 1996 are estimated in industry reports to be $18 million with annual projected growth of 5%. The Company believes this market is being driven by an increase in the end-stage renal dialysis patient population and shortages in the number of transplant organs which have increased the demand for dialysis. Arterial-venous fistula needles are used in hospitals, but use is growing at faster rates in hemodialysis clinics and centers.

     Blood gas syringes, including intra-arterial catheters and intra-arterial blood gas analyzers, are new products in the blood collection segment. Revenue data for the disposable blood gas kit market provides limited indications of the growth potential for blood gas syringes. Revenues for the blood gas kit market were approximately $42 million (70 million units) in 1992 and are estimated to reach $58 million in 1999.

     According to industry reports, phlebotomy devices represent a $250 million industry domestically that is growing at a rate of 30% annually. Safety phlebotomy devices are a relatively new segment of this market and are estimated to account for approximately 25% of the current blood collection market with a projected growth rate of 15%. Safety phlebotomy devices are projected to represent more than 65% of the blood collection market by 1998.

PRODUCTS

  SafeSnap

     SafeSnap is a patented line of single-use hypodermic syringes that are intended to reduce the incidence of accidental needlesticks. SafeSnap syringes are presently available in the 1cc, 3cc, 5cc and 10cc sizes. These sizes account for approximately 90% of the hypodermic syringe market. The 1/2cc SafeSnap syringe is in the pilot manufacturing stage, and will expand the Company's line of syringes that are most commonly used for patient injections.

     The SafeSnap syringe is similar in appearance, size, and manner of use to standard syringes. However, the SafeSnap design has several unique features. The SafeSnap design permits the used needle to retract into the barrel of the syringe, shielding the needle from accidental human contact. The plunger rod is designed to be broken off once the needle is fully retracted, thereby preventing re-use. Once broken off, the plunger rod is inserted into the front end of the barrel, completely enclosing the needle within the barrel. In effect, the syringe is transformed into a sealed container for the contaminated needle. The SafeSnap design also employs a unique needle carrier, which is a separate piece within the barrel, with a clear silicone o-ring, and a locking mechanism. Whereas in an ordinary syringe the needles attaches to the barrel, the needle in the SafeSnap attaches to the needle carrier. The locking feature on the needle carrier allows the users to use their needle-of-choice with the SafeSnap syringe. The SafeSnap syringe is sold with or without a needle and may be used with several needle sizes. The product is packaged using color-coded identification that is comparable to other standard hypodermic syringes.

     The methods of use and disposal of SafeSnap syringes are virtually identical to those for standard syringes. The Company's SafeSnap syringes sell for approximately the same price as other safety syringes, but the Company's SafeSnap design is unique among safety syringes. All other currently available safety syringes use an external sheath design which generally requires the operator to move a protective sheath over the needle after the needle has been removed from the patient (a sliding sleeve) or manipulate the device to cover the used needle tip (a disappearing needle). The outer protective sheath of a sliding sleeve design can obscure calibration markings on the side of the syringe when it is retracted. Moreover, the SafeSnap's retractable design uses approximately 40% less space in a "sharps" container than either the sliding sleeve or the disappearing needle design, thereby reducing disposal costs.

     The Company believes that the SafeSnap syringe is the only safety syringe currently on the market that is latex-free. There is a growing concern among healthcare workers and patients about allergic reactions to products containing latex. Studies indicate that 8-10% of healthcare workers have allergic reactions to latex, ranging in severity from hives to the potentially fatal asthma-like condition known as anaphylactic shock. The FDA has recently proposed a labeling system for latex products that would warn of possible allergic reactions. It is the Company's intent that all of its new products will also be latex-free, if the products can be so manufactured.

  Products Under Development

     The Company is planning to enter additional markets for complementary products where it believes its technology, manufacturing capability and market presence can assist it in gaining significant market share. The Company is developing designs for the devices indicated below and has produced prototypes of two of these products, the winged butterfly set and the needleless vial adapter. There can be no assurance that the Company will successfully design, manufacture or sell any such products.

     Winged Butterfly Set. Winged butterfly sets are used most frequently with children to provide multiple doses of medication without unnecessary pain to the patient. Another popular application is drawing blood from patients, when syringes or vacuum tube systems are impractical. The device consists of a small housing with a needle at the end, which is taped to the skin by two plastic wings attached to the housing. In order to preserve its international patent rights, the Company will file a U.S. patent application covering the unique inventions embodied in the Company's device prior to making any public disclosure of them.

     Needleless Vial Adapter. The current practice of filling a syringe with medication to administer an injection requires attaching a needle to a syringe, uncapping the needle, and inserting the needle into the medication vial. The plunger is then drawn back, pulling medication through the vacuum seal into the vial. The needle with syringe is then removed from the vial, and an injection is given to the patient with the syringe. This process is oftentimes cumbersome to accomplish. More importantly, this process is often performed in a room separate from the injection site, resulting in the need to either recap the needle and/or expose the previously sterile needle to pathogens during travel to the injection site. In order to preserve its international patent rights, the Company will file a U.S. patent application covering the unique inventions embodied in the Company's device prior to making any public disclosure of them.

     Arterial-Venous Fistula Set. An arterial-venous fistula set consist of a winged needle connected to plastic tubing. A fistula needle is inserted into the arterialized vein of a patient undergoing hemodialysis treatment. The Company anticipates that a private label packaging agreement under negotiation with its needle supplier will provide the Company with a standard arterial-venous fistula device to market and sell. If negotiations are successful, prior to marketing the arterial-venous fistula set, the Company will need to secure 510(k) premarket clearance for the device. In order to preserve its international patent rights, the Company will file a U.S. patent application covering the unique inventions embodied in the Company's device prior to making any public disclosure of them.

     Blood Gas Syringe. Blood gas sampling currently involves drawing a blood sample into a blood gas syringe via an arterial catheter and then analyzing the sample with a blood gas analyzer. In order to preserve its international patent rights, the Company will file a U.S. patent application covering the unique inventions embodied in the Company's device prior to making any public disclosure of them.

     Phlebotomy Device. Phlebotomy devices collect and store blood during transport. Blood drawing is a very common practice in the healthcare industry and is often performed by medical assistants or healthcare workers whose levels of training and education are not as extensive as that of nurses. The Company believes that the risk of accidental needlesticks arising from the use of such devices may be even greater than from the use of syringes. In order to preserve its international patent rights, the Company will file a U.S. patent application covering the unique inventions embodied in the Company's device prior to making any public disclosure of them.

STRATEGY

     The Company's objective is to use its proprietary technology to establish itself as a leading provider of safety syringes and other safety related medical devices. To achieve this objective, the Company's growth strategy is focused on the following three principal elements:

     Increasing its customer base through direct selling efforts and establishing strategic distribution channels. The Company has recently begun the hiring of its planned 24 member direct sales force, a majority of which have been hired, which will establish a presence in 24 major metropolitan areas in the United States. Since January 1996, the Company has also added a new Vice President of Sales and area sales directors. As demand increases, the Company plans to augment its sales force with additional personnel.

     In April 1995, the Company received a $3 million order from its Japanese distributor, a leading manufacturer and marketer of healthcare products in Asia. In December 1995, the Company received premarket approval for the SafeSnap syringe from the Ministry of Health in Japan. The Company began shipping to its Japanese distributor in early calendar 1996 and expects to fill this order by the end of the fourth quarter of calendar 1996. The distributor purchases the Company's products and markets them through its 300 person direct sales force. The distributor is actively promoting and supporting the Company's SafeSnap products through various marketing programs. The Company believes that over time the relationship with its Japanese distributor may lead to a substantial increase in sales and the penetration of additional Asian markets.

     Broadening its product lines by applying its technology, manufacturing capabilities and market presence developed with the SafeSnap syringe. The Company has invested approximately $9,600,000 in machinery and equipment since its inception for the production of its SafeSnap syringe line. That same machinery will be used to assist in the development and production of the five new products under development, as well as other future products. The Company also intends to continue its research and development to exploit its proprietary expertise to develop additional products in addition to the future products discussed elsewhere in this Prospectus.

     The Company intends to minimize the cost and time necessary to bring its new products to market by using the information and experience gained in the design, development and assembly of its safety syringe line since such new products employ a safety feature to reduce the accidental transmission of blood or other body fluids to a healthcare worker during or after use. The Company also plans to use the sales and distribution channels it has developed for its safety syringes to support these follow-on products. The Company plans to continue development of each of these devices but has not built the production equipment necessary to assemble these devices, nor has it conducted tests or produced a commercial version of any of these devices.

     Reducing per unit cost by increasing unit volume, completing the Company's automation of assembly and printing processes and incorporating design enhancements in production tooling. The Company relocated its manufacturing operations to a modern 55,000 square foot facility in San Diego, California in April 1994. This facility is expected to accommodate the Company's needs for at least the next two years. The Company will use a portion of the net proceeds from the offering to acquire additional equipment and facilities for the manufacturing of a full line of SafeSnap syringes and, to the extent possible, for the manufacture of its products under development.

     To achieve profitability the Company must reduce its per-unit manufacturing costs which currently exceed the Company's average selling price in the SafeSnap syringe line. The Company expects to achieve significant reduction in per-unit manufacturing costs as production volume increases and as a result of cost saving efforts. These other cost-saving efforts include the completion of the Company's automated assembly and printing processes through the acquisition of additional molds and equipment, ongoing improvements in overall manufacturing processes and reducing scrap, as well as planned reductions in component costs through design enhancements in production tooling and other efforts in cooperation with its outside suppliers. The Company believes that the proceeds of this offering will enable it to achieve per-unit cost reductions during the balance of fiscal 1997 and fulfill its plans to further reduce per-unit costs in fiscal 1998 and 1999.

RESEARCH AND DEVELOPMENT

     The Company has devoted a substantial portion of its efforts since its formation to research and development concerning safety medical products and the design and production of the SafeSnap syringe product line. As of April 30, 1996, research and development costs since the inception of the Company totaled $3.4 million. The Company remains committed to continued funding of research focused on product development and improvement.

     The Company believes it has substantially completed its research and development of the SafeSnap syringe line. While there may be changes to the manufacturing process, the Company does not anticipate any significant changes to the syringe. With a portion of the net proceeds of this offering, the Company plans to continue research and development of all of its future products and the equipment of manufacturing processes needed for such products. In that process, the Company expects to draw heavily upon its experience with the retractable syringe and other safety features contained in the SafeSnap syringe.

COMPETITION

     The syringe market is highly competitive. Becton, Dickinson and Company ("B-D") and Sherwood Medical ("Sherwood"), an American Home Products Corporation subsidiary, are the two major domestic competitors which garner approximately 70% and 20%, respectively of revenues in the U.S. syringe market. B-D and Sherwood, as well as numerous other smaller companies, also manufacture safety syringes that use plastic sleeves or shields as protective devices. Terumo Medical Corporation of Japan is a major international competitor in the standard syringe market. The Company believes that the SafeSnap syringe is superior in its design, quality and convenience of use to all other safety syringes on the market today. However, many of the

Company's competitors have longer operating histories and are substantially larger, better financed and better situated in the market than the Company. Some of these larger competitors have the potential marketing advantage of being able to offer multiple products to the Company's current or prospective customers.

     The Company's initial product, SafeSnap, competes with both standard and safety syringes. The Company believes that its safety syringes are a cost-effective alternative to standard syringes. Safety syringes, including SafeSnap syringes, sell at approximately two to three times the price of standard syringes depending on the market segment. Historically, the syringe market has been price competitive with little differentiation between products. In recent years, however, due to the high cost of treating infections, and the potential for liability, the medical industry has adopted infection control practices which encourage the use of safer medical devices. The Company believes that for the average hospital, the incremental cost of using safety syringes should be less than the direct costs resulting from accidental needlesticks which would otherwise occur.

     The Company believes it will also face significant competition in its product lines that are under development from established and well financed entities. Competitors in the catheter market include Abbott Labs, Sherwood, B-D and Johnson and Johnson Medical, Inc. Competitors in the arterial-venous fistula market include Medisystems Corporation, National Medical Care, and Terumo Medical Corporation, which collectively control 81% of the market. Two companies are currently developing safety mechanisms for fistula needles: Medisystems Corporation, which markets the Pointguard safety device, and MBO Laboratories/ Sherwood, which markets the Angel-Wing safety device for venous infusion. Competitors in the blood gas market include anesthesia product manufacturers, blood gas analyzer manufacturers, and general healthcare manufacturers. Disposable blood gas kit manufacturers include Concord/Portex, B-D and Radiometer America.

SALES, MARKETING AND DISTRIBUTION

  Domestic

     The Company has developed a multi-segmented approach to the domestic distribution and sale of its products. The market segments for safety medical products can be broadly segregated into acute care (hospitals), alternate sites (clinics, hospices, ambulatory care), and retail (physicians offices and home care). The Company has assessed the sales cycle for each segment, the size of the segment, the number of facilities per segment, the cost to enter each segment, the competition within each segment, and the barriers to entry such as group purchasing organizations ("GPO") for acute care. The Company has further divided the domestic market into regional territories and identified those facilities that are on GPO contracts, government entities, stand-alone facilities, and high-volume accounts. The Company has developed approaches to penetrate each of these market segments through a combination of a direct selling force, strategic alliances, and telemarketing.

     The Company has expanded its selling force, managed by area sales directors, to penetrate the acute care market which has the longest sales lead time, highest volume per facility and is the most price sensitive. The direct sales force has recently been placed in the field resulting in several product evaluations and multiple new accounts. The purpose of this direct selling force is to create the initial product demand necessary to enter into significant distribution and group purchasing agreements for the Company's current and future products.

     The Company's direct sales force is focused on gaining market acceptance of the SafeSnap syringe in the U.S. hospital and large alternate care market. Between July 1995 and July 1996, the Company increased its hospital account base for this product from two customers to 15 customers. In addition, the Company increased its product trials from approximately 12 to approximately 60 during the same period. The Company believes that, as it establishes distribution channels for its initial SafeSnap product, these channels will also be available to its products under development. However, the introduction of new technologies to hospitals and large clinics can be a lengthy process and typically involves screening by many individuals and committees within each institution. Committees include, for example, new product evaluation committees, product trials, infection control, safety, risk management, and purchasing.

     The sales force is primarily focused on the acute care market, which includes regional GPO accounts, but will also pursue larger account leads from the alternate care segment. The Company intends to increase the size of its direct selling force as the Company moves through its growth stage and introduces new products.

     The telemarketing department focuses primarily on the alternate care market, in particular those smaller alternate care facilities which do not generally receive sales calls by a distributor or sales person. For the larger alternate care facilities or alternate site buying groups, the telemarketing department focuses on lead qualification for follow-up by the direct selling force to allow a more focused direct selling approach.

     Strategic distribution arrangements in the domestic market may include distribution agreements with GPO organizations, pre-packaging of the Company's products with kit manufacturers, and private labeling. The Company will attempt to focus on those alliances which complement its current sales and marketing approach and that do not overlap with current market strategies.

  International

     The Company's international sales strategy is to establish strategic distribution channels or relationships with companies with established distribution channels in their respective markets. These companies will be familiar with the key success variables within the markets they serve including related laws and regulations. Certain foreign countries may only require the Company to submit evidence of the FDA's premarket clearance of the Company's products prior to sale, however, some foreign countries may have more stringent requirements and require additional testing and approvals.

     The Company has received an initial $3,000,000 order from a Japanese distributor. The distributor has a direct sales force of approximately 300 representatives in Japan and handles all account servicing, conversions and in-country distribution.

MANUFACTURING

     Manufacturing of the Company's products involves precision injection molding of plastic parts, manual and automated assembly of molded plastic parts, needles and other components, quality control inspection, packaging, and sterilization. The Company currently occupies a 55,000 square foot facility in San Diego, California, which includes a Class 100,000 (less than 100,000 particles per cubic foot) controlled environment room for its injection molding machines, as well as printing equipment, assembly machines and packaging equipment. The facility is vertically integrated with design, mold making, molding, printing, assembly, and packaging all in the same location. As of April 30, 1996, the Company had invested $9,600,000 in molds, injection molding machines, assembly equipment, and packaging equipment. The Company produces molded parts for its entire SafeSnap syringe product line. The Company has established a high-speed, fully automated production line for the molding, printing, assembly and packaging of the 3cc size SafeSnap syringe. The Company also molds, prints and packages the remaining sizes at its facility. Assembly of those sizes is currently performed by third-party subcontractors. The Company will use a portion of the proceeds of this offering to implement automation of the printing and assembly processes for those remaining syringe sizes.

     The Company designs and builds most of its high precision molds and prototypes. The Company's computer-assisted design systems, automated machining equipment and internal prototype mold-making capacity have enabled the Company to reduce the lead time for prototype tooling for new products.

     Management believes that the continued investment of capital in high-speed automation equipment should enhance the prospects of reducing manufacturing costs and increasing margins. The Company's production plan is to continue its joint manufacturing agreements with its subcontractors to assemble and package the SafeSnap syringe while designing and acquiring additional high-speed automated production equipment. Fully-integrated high-speed production should permit the Company to recognize significantly better per unit costs due to efficiencies and economies of scale and the reduction in direct labor expense.

GOVERNMENT REGULATION

     The testing, manufacture and sale of the Company's products are subject to regulation by numerous governmental authorities, principally the FDA and corresponding state and foreign regulatory agencies. Pursuant to the Federal Food, Drug and Cosmetic Act (the "FDC Act"), and the regulations promulgated thereunder, the FDA regulates the preclinical and clinical testing, manufacture, labeling, distribution and promotion of medical devices. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing clearances or approvals, and criminal prosecution. The FDA also has the authority to request recall, repair, replacement or refund of the cost of any device manufactured or distributed by the Company.

     In the United States, medical devices are classified into one of three classes (i.e., Class I, II or III) on the basis of the controls deemed necessary by the FDA to reasonably ensure their safety and effectiveness. Class I devices are subject to general controls (such as labeling, premarket notification and adherence to Good Manufacturing Practices ("GMP") and Class II devices are subject to general and special controls (such as performance standards, postmarket surveillance, patient registries, and FDA guidelines). Generally, Class III devices are those which must receive premarket approval by the FDA to ensure their safety and effectiveness (such as life-sustaining, life-supporting and implantable devices, or new devices which have been found not to be substantially equivalent to legally marketed devices).

     Before a new device can be introduced in the market, the manufacturer must generally obtain FDA clearance or approval through either clearance of a 510(k) notification or approval of a PMA. A PMA application must be filed if a proposed device is not substantially equivalent to a legally marketed Class I or Class II device, or if it is a Class III device for which the FDA has called for PMAs. A PMA application must be supported by valid scientific evidence to demonstrate the safety and effectiveness of the device, typically including the results of clinical trials, bench tests, laboratory and animal studies. The PMA must also contain a complete description of the device and its components, and a detailed description of the methods, facilities and controls used to manufacture the device. In addition, the submission must include the proposed labeling, advertising literature and any training materials. The PMA process can be expensive, uncertain and lengthy, and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing.

     Upon receipt of a PMA application, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit a substantive review. If the FDA determines that the PMA application is sufficiently complete to permit a substantive review, the FDA will accept the application for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the PMA. The FDA review of a PMA application generally takes one to three years from the date the PMA is accepted for filing, but may take significantly longer. Toward the end of the PMA review process, the FDA generally will conduct an inspection of the manufacturer's facilities to ensure that the facilities are in compliance with applicable GMP requirements. If FDA evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA may issue either an approval letter or an approvable letter which usually contains a number of conditions that must be met in order to secure final approval of the PMA. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA approval letter, authorizing commercial marketing of the device for certain indications. If the FDA's evaluation of the PMA application or manufacturing facilities is not favorable, the FDA will deny approval of the PMA application or issue a "non-approvable" letter. The FDA may determine that additional clinical trials are necessary, in which case the PMA may be delayed for one or more years while additional clinical trials are conducted and submitted in an amendment to the PMA. Modifications to a device that is the subject of an approved PMA, its labeling or manufacturing process may require approval by the FDA of PMA supplements or new PMAs. Supplements to a PMA often require the submission of the same type of information required for an initial PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA.

     A 510(k) clearance will be granted if the submitted information establishes that the proposed device is "substantially equivalent" to a legally marketed Class I or Class II medical device or a Class III medical device for which the FDA has not called for PMAs. The FDA recently has been requiring more rigorous demonstration of substantial equivalence than in the past, including in some cases requiring submission of clinical data. The FDA may determine that the proposed device is not substantially equivalent to a predicate device, or that additional information is needed before a substantial equivalence determination can be made. It generally takes from four to 12 months from submission to obtain 510(k) premarket clearance, but may take longer. The FDA may determine that a proposed device is not substantially equivalent to a legally marketed device, or that additional information is needed before a substantial equivalence determination can be made. A "not substantially equivalent" determination, or a request for additional information, could prevent or delay the market introduction of new products that fall into this category. For any devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect safety or effectiveness, or constitute a major change in the intended use of the device, will require new 510(k) submissions.

     If human clinical trials of a device are required, whether for a 510(k) or a PMA, and the device presents a "significant risk," the sponsor of the trial (usually the manufacturer or the distributor of the device) will have to file an investigational device exemption ("IDE") application prior to commencing human clinical trials. The IDE application must be supported by data, typically including the results of animal and laboratory testing. If the IDE application is approved by the FDA and one or more appropriate Institutional Review Boards ("IRBs"), human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a "nonsignificant risk" to the patient, a sponsor may begin the clinical trial after obtaining approval for the study by one or more appropriate IRBs without the need for FDA approval. Submission of an IDE does not give assurance that the FDA will approve the IDE and, if it is approved, there can be no assurance that the FDA will determine that the data derived from these studies support the safety and efficacy of the device or warrant the continuation of clinical studies. Sponsors of clinical trials are permitted to sell investigational devices distributed in the course of the study provided such compensation does not exceed recovery of the costs of manufacture, research, development and handling. An IDE supplement must be submitted to and approved by the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of human subjects.

     The Company has obtained clearance from the FDA under Section 510(k) of the FDC Act to market its SafeSnap line of syringes, which are currently regulated as Class II devices. The Company has made modifications to its devices which the Company believes do not require the submission of new 510(k) notices. There can be no assurance, however, that the FDA would agree with any of the Company's determinations not to submit a new 510(k) notice for any of these changes or would not require the Company to submit a new 510(k) notice for any of the changes made to the device. If the FDA requires the Company to submit a new 510(k) notice for any device modification, the Company may be prohibited from marketing the modified device until the 510(k) notice is cleared by the FDA. The Company currently has five product lines under development, a winged butterfly set, an arterial-venous fistula set, a blood gas syringe, a needleless vial adapter and a phlebotomy device. These products have not been specifically classified by the FDA. The Company expects such products to be subject to 510(k) premarket clearance as Class II devices based upon the FDA's treatment of similar products on the market. There can be no assurance, however, that the FDA will not require PMA applications for one or more of these products under development. Further, there can be no assurance that the Company will be able to obtain necessary regulatory approvals or clearances for these products on a timely basis or at all, and the delays in receipt of or failure to receive such approvals or clearances, the loss of previously received clearances, limitations on intended use imposed as a condition of such approvals or clearances, or failure to comply with existing or future regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

     Devices manufactured or distributed by the Company pursuant to FDA clearance or approvals are subject to pervasive and continuing regulation by FDA and certain state agencies. Manufacturers of medical devices for marketing in the United States are required to adhere to applicable regulations setting forth detailed GMP requirements, which include testing, control and documentation requirements. Manufacturers must also comply with Medical Device Reporting ("MDR") requirements that a firm report to the FDA any incident in which its product may have caused or contributed to a death or serious injury, or in which its product malfunctioned and, if the malfunction were to recur, it would be likely to cause or contribute to a death or serious injury. Labeling and promotional activities are subject to scrutiny by the FDA and, in certain circumstances, by the Federal Trade Commission. Current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses.

     The Company is subject to routine inspection by the FDA and state agencies, such as the California Department of Health Services, for compliance with GMP requirements, MDR requirements, and other applicable regulations. The FDA has proposed certain changes to the GMP regulations that would, among other things, require design controls and maintenance of service records, which, if finalized, would likely increase the cost of complying with GMP requirements. Changes in existing requirements or adoption of new requirements could have a material adverse effect on the Company's business, financial condition and results of operation. There can be no assurance that the Company will not incur significant costs to comply with laws and regulations in the future or that laws and regulations will not have a material adverse effect upon the Company's business, financial condition or results of operation.

     The Company also is subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon the Company's ability to do business.

     The sale and distribution of the Company's medical devices outside the United States are subject to foreign requirements that vary widely from country to country. The Company's SafeSnap syringes have been approved by the Japanese Ministry of Health for sale in Japan. The time required to obtain approval or clearance required by other foreign countries may be longer or shorter than that required for FDA approval or clearance and the requirements may differ. There can be no assurance that the Company will be able to obtain necessary regulatory approvals or clearances in countries in which it wants to introduce its products. The Company relies upon the companies selling its products in foreign countries to obtain the necessary regulatory approvals for such sales in those countries. Generally, devices having 510(k) clearance may be exported without further FDA authorization.

     Sales of the Company's products in Europe are subject to various regulations, including directives adopted by the European Union ("EU"). The Company is in the process of implementing ISO 9002, a certification showing that the Company's procedures and manufacturing facilities comply with standards for quality assurance and manufacturing process control. Such certification, along with European Medical Device Directive ("MDD") certification, would evidence compliance with requirements enabling the Company to affix the CE Mark to its current products. The CE Mark denotes conformity with European standards for safety and allows certified devices to be placed on the market in all EU countries. After June 1998, medical devices may not be sold in EU countries unless they display the CE Mark. There can be no assurance that the Company will obtain the right to affix the CE Mark prior to such time.

PATENTS

     The Company owns the rights to three patents, U.S. Nos. 5,205,824, dated April 27, 1993, 5,308,329, dated May 3, 1994, and 5,401,246, dated March 28,
1995, for a retractable syringe with a closed barrel (the SafeSnap design) and certain designs associated with the development of this product. These three patents were developed by and filed under the names of Matthew S. Mazur, the Company's founder, as to U.S. No. 5,208,824, and Messrs. Mazur and Carlos H. Manjarrez, the Company's Vice President of Research and Development, as to U.S. Nos. 5,308,329 and 5,401,246. Messrs. Mazur and Manjarrez have assigned all their rights and interests under these patents to the Company.

     The Company has also obtained a paid-up license for a fourth patent related to its technology, U.S. No. 4,710,170, dated December 1, 1987, for an Anti-Needle Strike and Anti-Drug Abuse Syringe from Habley Medical Technology Corporation. This license grants to the Company the exclusive right to make, use and sell products incorporating the patent rights or claims solely for applications within the medical field. The license agreement also reserves to the licensor the non-exclusive right to make, use and sell products which are not for administration or withdrawal of pharmaceuticals or other fluids by a syringe of a type described in the patent. This license is a paid-up license with the last payment in the amount of $212,500, due December 31, 1996, being made from the proceeds of this offering. The Company believes the combination of these patents and this license represent a significant competitive barrier in the retractable safety syringe industry. The Company has undertaken and intends to aggressively pursue the necessary steps to file claims for international patent rights in numerous countries. However, despite the patent protection and despite certain trade secrets of the Company, there can be no assurance that the patents or trade secrets will prove to be of value.

FACILITIES

     The Company leases a 55,000 square foot headquarters and manufacturing facility in San Diego, California. The term of the lease expires December 31, 1998, with two options to renew for consecutive periods of three years each.

EMPLOYEES

     As of August 1, 1996, the Company employed 70 people including four research and development employees, 36 in operations, two in facilities, 21 in sales and marketing employees and seven in general and administration. The Company's employees are not represented by a labor union, and the Company believes its employee relations are good.

LEGAL PROCEEDINGS

     On December 4, 1995, a complaint by plaintiffs Barry L. Rosenblatt, World Video Movies, Ltd., whose representative is Roy K. Black, and Richard Caras, against the Company, Matthew S. Mazur and James R. Yarter, was filed in the United States District Court for the Southern District of California, Case No. 95-3862H(RBB). The complaint alleges the plaintiffs purchased the Company's Series E Preferred Stock in reliance upon fraudulent misrepresentations of projections concerning sales, revenues, profits and production capabilities of the Company. The complaint seeks damages of $1,560,000, together with interest, attorneys' fees and costs, or recision and recovery of the $1,560,000, plus interest and attorneys' fees and costs. The Company believe this suit is without merit and is vigorously contesting the action, which has been withdrawn once and dismissed once without prejudice. Following its dismissal, the complaint was refiled. On August 6, 1996, the Company filed a motion for summary judgment to dispose of all of the plaintiffs' claims.

     On June 28, 1996, a complaint by plaintiffs G.C. Investments LLC, whose representative is Brian L. Greenspun (a former Director of the Company), and The Medicine Partners, whose representative is Andrew G. Bluhm (a former Director of the Company), was filed in the United States District Court for the Southern District of California, Case No. 96-1187H(CGA). The complaint alleges the plaintiffs purchased the Company's Series E Preferred Stock in reliance upon fraudulent misrepresentations of projections concerning sales, revenues, profits and the intended use of the invested funds. The complaint seeks damages of $8,000,000, together with interest, attorneys' fees, costs and punitive damages. The Company believes this suit is without merit and is vigorously contesting the action. On August 13, 1996, the Company filed a motion to dismiss the action for failure to state a claim.

     If any of the pending actions were successfully prosecuted against the Company, the results could have a material adverse effect upon the Company's financial position, results of operations, cash flows and ability to conduct business.

     The Company is subject to certain claims and disputes arising in the normal course of its business or fund raising efforts. The Company believes the disposition of these matters will not have a material adverse effect on its financial position, results of operations or ability to conduct business.

ENVIRONMENTAL MATTERS

     The Company believes its operations are currently in compliance in all material respects with applicable Federal, state, and local laws, rules, regulations and ordinances regarding the discharge of materials into the environment. Such compliance has no material impact upon the Company's capital expenditures, earnings or competitive position, and no capital expenditures for environmental control facilities are planned.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding the Company's executive officers and directors.

                NAME                  AGE                             POSITION
- ------------------------------------  ---   ------------------------------------------------------------
Matthew S. Mazur....................   32   Chairman of the Board, President and Chief Executive Officer
Scott M. Dolin......................   45   Vice President of Operations
Carlos H. Manjarrez.................   38   Vice President of Research and Development
Marshall Kerr.......................   45   Vice President of Sales
Louis Hernandez, Jr.................   30   Chief Financial Officer, Director of Finance and Secretary
George A. Schapiro..................   50   Vice Chairman of the Board and Director
Carl R. Brown.......................   69   Director
Richard R. Rowe, Ph.D...............   63   Director
Robert Hovee........................   54   Director
William W. Martin...................   60   Director

     The business experience, principal occupations and employment, as well as the periods of service, of each of the directors and executive officers of the Company during at least the last five years, are set forth below.

     Matthew S. Mazur is the Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Mazur has held one or more of these offices since the inception of the Company in June 1991. From 1989 to 1991, Mr. Mazur worked as a sole proprietor to develop the business and products leading to the establishment of the Company in 1991. From 1986 to 1989, Mr. Mazur was employed as a marketing representative at Foothill Capital Corporation, the asset-based lending subsidiary of The Foothill Group.

     Scott M. Dolin joined the Company in August 1994 as Vice President of Engineering Operations. Since February 1996, Mr. Dolin has served as Vice President of Operations. From September 1991 to August 1994, Mr. Dolin was Engineering Manager for IMED Corporation, a San Diego-headquartered disposable medical device manufacturer. From June 1989 to August 1991, Mr. Dolin was Vice President, Operations for Solatrol Inc., and Plant Manager at Nypro San Diego. From 1981 to 1988, he was Director of Operations, Manager of Engineering, Reliability Engineer Manager and Quality Manager for IMED Ireland Limited, a subsidiary of IMED Corporation.

     Carlos H. Manjarrez joined the Company in February 1992 as Vice President of Research and Development. Mr. Manjarrez maintains primary responsibility for developing new products and overseeing the Company's mold, manufacturing and mold engineering efforts. From February 1990 to February 1992, Mr. Manjarrez was Mold Design Engineer and CAD Manager for Magor Molds, Inc., a manufacturer of precision high volume injection molds. From 1987 to 1990, he served as partner and design engineer of Falcon Engineering, a medical device and injection mold engineering consulting firm.

     Marshall Kerr joined the Company in August 1996 as Vice President of Sales. From December 1993 to August 1996, Mr. Kerr was Vice President of ICU Medical, Inc., a developer, manufacturer and seller of disposable medical connection systems for use in intravenous therapy applications. He served as Executive Vice President of Professional Hospital Supply Corporation from October 1992 to November 1993, and was Vice President of Sales and Marketing for Medical Design Concepts from June 1987 to October 1992.

     Louis Hernandez, Jr. joined the Company in January 1996 as Director of Finance and Chief Financial Officer and has served as Secretary since July 1996. From 1990 to 1996, Mr. Hernandez worked in the Audit and Business Advisory Services Group of Price Waterhouse LLP, where he served a variety of both private and public reporting entities, primarily in the high technology and manufacturing areas.

     George A. Schapiro joined the Company in June 1996 as Vice Chairman of the Board of Directors. Since 1993, Mr. Schapiro has been the President of Sonic Force Corporation, a manufacturer of ultrasonic force measuring instrumentation. From December 1992 to June 1993, Mr. Schapiro was President and Chief Operating Officer of the Company. From April 1976 to August 1991, he served as Chief Executive Officer of

Andros Incorporated, a public company and a manufacturer of gas analyzers. From July 1979 to December 1980, he served as Chief Executive Officer of Novacor Medical Products Corporation, a medical device manufacturer which was later acquired by Baxter Healthcare Corporation.

     Carl R. Brown joined the Company at its inception in June 1991 as a Director of the Company. In addition, Mr. Brown served as Secretary for the Company from June 1991 through July 1996. He has been the senior partner with the Company's patent firm, Brown, Martin, Haller & McClain, since 1968. Mr. Brown is also a director of Zest Anchors, Inc., a dental products manufacturing company, and a member of the International Forum for Corporate Directors.

     Richard R. Rowe, Ph.D. joined the Company in October 1994 as a Director of the Company. Dr. Rowe is presently the President and Chief Executive Officer of Rowe Communications, Inc., a financial services company founded by Dr. Rowe in 1994. From October 1979 to November 1993, Dr. Rowe was President and Chief Executive Officer of the Faxon Company, Inc. Dr. Rowe was a founder and director of the Cambridge Office of the American Institutes for Research, and Associate Dean, Harvard Graduate School of Education.

     Robert Hovee joined the Company in December 1995 as a Director of the Company. Mr. Hovee has been a private investor and business consultant to CEOs and boards of directors since March 1995. From May 1983 to November 1994, he served as General Manager and Chief Operating Officer, from November 1984 to January 1991 as President and Chief Operating Officer and from January 1991 to May 1995 as Chairman of the Board and Chief Executive Officer of Life Support Products, Inc., a medical device company. From July 1979 to January 1980, he served as Vice President of Sales & Marketing for Atari Corporation. From May 1980 to May 1983, he served as Director of Marketing for Allergan Pharmaceuticals. Mr. Hovee serves as a director of Pro-Dex, Inc., a manufacturer of dental products, and Infrasonics, Inc., a manufacturer of microprocessor ventilation equipment.

     William W. Martin has served as a director of the Company from October 1995 to December 1995 and from July 1996 to the present. Mr. Martin is the President of Business and Estate Designs, a business consulting, investment advisory and estate planning services firm which he founded in 1964.

     Each director's term in office continues until the next regular meeting of the shareholders of the Company, at which such director's successor is elected and qualified, or until such director's earlier death, resignation, disqualification or removal as provided by law. Executive officers of the Company are elected by the Board of Directors on an annual basis and serve at the discretion of the Board.

DIRECTOR COMPENSATION

     Non-employee directors do not receive cash fees for their services provided in that capacity but are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors. The board granted each director options to purchase 50,000 shares of Common Stock in recognition of their services to the Company as directors. The exercise prices for such options are equal to the fair market value of the Common Stock at the date of grant and range from $1.00 to $3.50. These options vest monthly over three years at the rate of 20,000, 15,000 and 15,000 per year.

EMPLOYMENT AGREEMENTS

     In 1993 the Company entered into an employment agreement with Matthew S. Mazur, Chairman, President and Chief Executive Officer. The agreement has no termination date but may be terminated at any time by either the Company or Mr. Mazur upon thirty days written notice. The agreement provides for an annual base salary of $180,000 plus an annual bonus in an amount to be determined by the Board of Directors. The Company also pays the premiums on certain of Mr. Mazur's insurance policies. If Mr. Mazur were to be involuntarily terminated by the Company, he would receive up to 36 months of his base pay.

     The Company has not entered into any other employment agreements.

BOARD COMMITTEES

     The Board of Directors has (i) a Compensation Committee, consisting of George A. Schapiro, Carl R. Brown and William W. Martin, which makes recommendations concerning salaries and incentive compensation for employees of the Company, (ii) an Audit Committee, consisting of George A. Schapiro, Carl R. Brown and Richard R. Rowe, which reviews the results and scope of the audit and other services provided by the Company's independent accountants, and (iii) an Investment Committee, consisting of George A. Schapiro, Robert Hovee and William
W. Martin, which makes recommendations concerning investment opportunities available to the Company.

EXECUTIVE COMPENSATION

     The following table shows the cash and noncash compensation earned for the past three years by each of the Company's executive officers whose fiscal 1996 compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                                            -------------
                                             ANNUAL COMPENSATION             SECURITIES
                                    -------------------------------------    UNDERLYING      ALL OTHER
   NAME AND PRINCIPAL POSITION      YEAR      SALARY      BONUS     OTHER   STOCK OPTIONS   COMPENSATION
- ----------------------------------  ----     --------    -------    -----   -------------   ------------
Matthew S. Mazur..................  1996     $180,842    $    --     $--            --          $ --
  Chairman of the Board, President  1995      183,149         --      --            --            --
  and Chief Executive Officer       1994      153,840     66,000      --            --            --
Scott M. Dolin....................  1996      140,167         --      --        50,000            --
  Vice President of Operations      1995(1)    53,041         --      --       124,000            --
Carlos H. Manjarrez...............  1996      107,308         --      --            --            --
  Vice President of Research        1995      103,538      5,026      --            --            --
  and Development                   1994..     83,462     10,000      --       210,000            --
James R. Yarter...................  1996(2)    72,341         --      --       500,000(3)         --
  President

- ---------------
(1) Mr. Dolin joined the Company in August 1994.

(2) Mr. Yarter served as President of the Company from October 1995 to March
     1996.

(3) Mr. Yarter's options were terminated at the time of his resignation as President.

     The following table summarizes options granted during the year ended January 31, 1996 to each of the Company's executive officers.

               OPTIONS GRANTED DURING YEAR ENDED JANUARY 31, 1996

                                                                              POTENTIAL REALIZABLE VALUE AT
                        NUMBER OF    PERCENTAGE OF                            ASSUMED ANNUAL RATES OF STOCK
                          SHARES     TOTAL OPTIONS                            PRICE APPRECIATION FOR OPTION
                        UNDERLYING    GRANTED TO     EXERCISE                            TERM(2)
                         OPTIONS     EMPLOYEES IN    PRICE PER   EXPIRATION ----------------------------------
         NAME           GRANTED(1)    FISCAL 1996      SHARE       DATE          5%                10%
- ----------------------  ----------   -------------   ---------   --------   -------------   ------------------
Scott M. Dolin........     50,000          4.9%        $1.00     10/27/05
James R. Yarter(3)....    500,000         49.0          1.00     10/20/05

- ---------------
(1) Incentive stock options granted pursuant to the Option Plan.

(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future price performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

(3) Mr. Yarter's options were terminated at the time of his resignation as President.

     The following table summarizes the value of options held at January 31, 1996 by the Company's executive officers. Scott M. Dolin exercised options to purchase 1,000 shares in the year ended January 31, 1996. No other executive officer exercised any options during that period.

                  AGGREGATED OPTION VALUES AT JANUARY 31, 1996

                                                         NUMBER OF                 VALUE OF UNEXERCISED
                                                    UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                                                    AT JANUARY 31, 1996           AT JANUARY 31, 1996(1)
                                               -----------------------------   -----------------------------
                    NAME                       EXERCISABLE     UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
- ---------------------------------------------  -----------     -------------   -----------     -------------
Scott M. Dolin...............................     42,271          131,729          $                $
Carlos H. Manjarrez..........................    159,688           50,312

- ---------------
(1) Value is based on the difference between the assumed initial public offering
    price of $          per share and the exercise price of such options.

STOCK OPTION EXERCISES AND HOLDINGS

     In fiscal 1994 the Company adopted a stock option plan which allows the granting of incentive and non-statutory options or stock purchase rights to employees, directors, officers and outside consultants. Under the terms of the plan, options of up to 2,000,000 shares may be granted. Nonstatutory stock options may be granted at an exercise price of not less than 85% of the fair market value of the Common Stock as determined by the Board of Directors on the date of the grant; incentive stock options must be granted at an exercise price of not less than 100% of fair market value.

     As of April 30, 1996, options of up to 1,628,415 shares of Common Stock had been granted, of which 1,359,000 were outstanding and 269,415 were previously exercised. Of the outstanding options, 940,625 were not vested, 311,083 were exercisable at $0.56 per share, 31,042 were exercisable at $0.75 per share, 19,583 were exercisable at $1.00 per share and 56,667 were exercisable at $1.50 per share.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of September 1, 1996, as adjusted to reflect the conversion of all outstanding Preferred Stock into
Common Stock and the sale of        shares of Common Stock offered hereby, for
(i) each person who is known by the Company to beneficially own 5% or more of the Common Stock, (ii) each of the Company's directors, (iii) the executive officers named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group.

                                                                                     PERCENTAGE OWNED(1)
                                                                                    ---------------------
                                                         AMOUNT AND NATURE OF        BEFORE       AFTER
         NAME AND ADDRESS OF BENEFICIAL OWNER           BENEFICIAL OWNERSHIP(1)     OFFERING     OFFERING
- ------------------------------------------------------  -----------------------     --------     --------
Matthew S. Mazur(2)...................................         2,513,134                   %            %
Robert C. Siegel(3)...................................         2,171,334
G.C. Investments LLC(4)...............................           656,201
The Medicine Partners(5)..............................           640,001
Carl R. Brown(6)......................................           196,077
Carlos H. Manjarrez(7)................................           181,563
Richard R. Rowe(6)....................................           117,492
George A. Schapiro(8).................................            89,494
Scott M. Dolin(9).....................................            87,959
Louis Hernandez, Jr.(10) .............................            77,500
William W. Martin(11).................................            54,545
Robert Hovee(12)......................................            18,333
All executive officers and directors as a group (9
  persons)............................................         3,336,097

- ---------------
  * Less than 1%.

 (1) Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is generally determined by voting power or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of September 1, 1996, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. This table does not reflect any shares that these existing shareholders may acquire in this offering. Except as indicated by footnote, and subject to community property laws where applicable, the Company believes that the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shares as beneficially owned by them.

 (2) Includes 89,134 shares of Common Stock beneficially owned by Dina Mazur, the wife of Matthew S. Mazur, 50,000 shares of Common Stock held in a trust controlled by Mr. Mazur, and 1,162,000 shares of Common Stock and 1,212,000 shares of Preferred Stock Series A held by Polar Bear Partners LLC, which is controlled by Mr. Mazur.

 (3) Includes warrants to acquire 1,523,000 shares of Common Stock which are currently exercisable. Includes 648,334 shares of Preferred Stock held in The Robert and Doris Siegel Charitable Trust, which is controlled by Mr. Siegel. The address for Mr. Siegel is 503 Vista Bella, Suite 9, Oceanside, California 92057.

 (4) Includes warrants to acquire 106,667 shares of Common Stock which are currently exercisable. The address for G.C. Investments LLC, whose representative is Brian L. Greenspun, is 800 South Valley View Boulevard, Las Vegas, Nevada 89107.

 (5) Includes warrants to acquire 106,667 shares of Common Stock which are currently exercisable. The address for The Medicine Partners, whose representative is Andrew G. Bluhm, is 900 North Michigan Avenue, Chicago, Illinois 60611.

 (6) Includes 18,333 shares which are subject to currently exercisable stock options.

 (7) Consists of 181,563 shares which are subject to currently exercisable stock options.

 (8) Includes warrants to acquire 27,083 shares of Common Stock which are currently exercisable and 5,000 shares which are subject to currently exercisable stock options.

 (9) Consists of 87,959 shares which are subject to currently exercisable stock options.

(10) Consists of 77,500 shares which are subject to currently exercisable stock options.

(11) Includes 42,331 shares of Common Stock held by First Trust Corporation, Trustee for the benefit of William W. Martin; 325 shares held by the Lance
     W. Martin Memorial Trust; 470 shares held by Heidi Lynn Martin; warrants to acquire 727 shares of Common Stock which are currently exercisable and 5,000 shares which are subject to currently exercisable stock options.

(12) Consists of 18,333 shares which are subject to currently exercisable stock options.

                              CERTAIN TRANSACTIONS

     Carl R. Brown, the senior partner of the law firm of Brown, Martin, Haller and McClain, which provides patent advice to the Company, is a Director and was Secretary of the Company. The Company paid Mr. Brown's firm approximately $143,000 for legal services rendered during the three years ended January 31, 1996, of which $88,000 has been accrued at January 31, 1996.

     The Company has recently entered into a consulting agreement with George A. Schapiro, a Director as of August 19, 1996 and former President and Chief Operating Officer of the Company. Pursuant to the Agreement, Mr. Schapiro is to provide planning and marketing services to the Company for one year with an option to extend the term for two additional one year terms. For such services Mr. Schapiro will receive $60,000 and a warrant to purchase 50,000 of the Company's Common Stock which vested as to 25,000 shares immediately and the balance will vest on a monthly basis thereafter over three years.

     In connection with Robert C. Siegel's agreement to pledge certain assets as security for the Merrill Lynch $2.3 million working capital line of credit, the Company granted Mr. Siegel a warrant to purchase 223,000 shares of the Company's Common Stock at $8.00 per share and has agreed to indemnify Mr. Siegel for certain potential tax liabilities associated with this transaction.

     Carl R. Brown, Richard R. Rowe and William W. Martin, Directors of the Company, have loaned the Company $60,000, $20,000 and $50,000, respectively. These loans bear interest at a rate of 8% and are payable on demand. As of August 3, 1996, the Company had repaid all loans to Carl R. Brown, Richard R. Rowe and William W. Martin.

     Brian L. Greenspun, a former Director of the Company, has loaned the Company $60,000. This loan bears interest at a rate of 8% and is payable on demand. As of August 31, 1996, the Company had repaid all loans to Brian L. Greenspun.

     William W. Martin, a Director of the Company since August 19, 1996, has served as an investment adviser and finder for the Company. The Company has paid Mr. Martin's firm fees for finder's services of $90,000 for fiscal 1995, $100,000 for fiscal 1996 and $213,000 for the three months ended April 30, 1996. Additionally, the Company has accrued $97,300 for finder's services performed by Mr. Martin during fiscal 1997, which may be paid from the proceeds of this offering and the proceeds from the bridge financing.

     Dina Mazur and Gloria Mazur, the wife and mother, respectively, of Matthew
S. Mazur, have loaned the Company $210,000 and $200,000, respectively. These loans bear interest at a rate of 8-10% and are payable on demand. As of August 31, 1996, the Company had repaid all loans to Gloria Mazur and the balance due to Dina Mazur was $50,000.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the capital stock of the Company and the Company's Amended and Restated Articles of Incorporation and Bylaws is a summary and qualified in its entirety by the Company's Amended and Restated Articles of Incorporation and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus is a part, and by relevant provisions of the California Corporations Code. At the closing of the offering the outstanding shares of the Company's Preferred Stock will be converted automatically to shares of the Company's Common Stock.

COMMON STOCK

     The Company is authorized to issue up to 28,000,000 shares of Common Stock. The holders of Common Stock have full voting rights, subject to any voting rights of any shares of Preferred Stock then outstanding, and are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, except that, upon giving notice required by law, shareholders may cumulate their votes in the election of directors. Under California law, upon listing of the Company's Common Stock on the Nasdaq National Market and obtaining 800 shareholders, the Company can amend its Articles of Incorporation or Bylaws to eliminate cumulative voting for directors. Holders of Common Stock have no rights to convert their shares into other securities or have their shares redeemed, no preemptive rights or other rights to subscribe for additional securities. Subject to preferences that may be applicable to any shares of Preferred Stock then outstanding, the holders of the shares of Common Stock will be entitled to receive such dividends, if any, as may be declared by the Board of Directors out of legally available funds and to share ratably in any distribution to the stockholders, including any distributions upon liquidation of the Company.

PREFERRED STOCK

     All of the Company's outstanding Preferred Stock will be converted into Common Stock upon the closing of this offering pursuant to the terms of the Preferred Stock. Immediately after the conversion of the Preferred Stock into Common Stock, there will be no Preferred Stock outstanding and the Company will be authorized to issue 12,000,000 shares of Preferred Stock that is undesignated as to terms and preferences. Under California law and the Company's Amended and Restated Articles of Incorporation, the Board of Directors is authorized, without further shareholder approval, to issue Preferred Stock in one or more classes or series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences of the Preferred Stock. Accordingly, although it currently has no intention of doing so, the Board of Directors of the Company may, without shareholder approval, issue shares of or class or series of Preferred Stock with voting and conversion rights which could adversely affect the voting power and the dividend and other rights of the holders of Common Stock. In addition, the existence of undesignated Preferred Stock may have the effect of discouraging, delaying, deferring or preventing an attempt, through acquisition of a substantial number of shares of Common Stock, to acquire control of the Company with a view to effecting a merger, sale or exchange of assets or a similar transaction. The anti-takeover effects of the undesignated Preferred Stock may deny shareholders the receipt of a premium on their Common Stock and may also have a depressive effect on the market price of the Common Stock.

WARRANTS AND OPTIONS

     As of August 31, 1996, the Company had issued options to purchase 1,377,000 shares of Common Stock to employees, directors and consultants pursuant to the Option Plan with a weighted average exercise price of $1.63 per share.

     The Company has also issued warrants to purchase shares of its Common Stock. The Company has issued warrants to acquire up to 1,300,000 shares of Common Stock at $14.00 per share. Those warrants expire in December 1997. Additionally, the Company has issued warrants for 223,000 shares of Common Stock at $8.00 per share which expire in August 2001, 232,001 shares of Series E Preferred Stock at $7.50 per share which expire from December 1997 to February 1998, 50,727 shares at $3.50 per share which expire from July to August 1999, and 14,468 shares of Common Stock at $1.50 per share which expire from November 1998 to May 1999.

     In addition, at such time as the Company is qualified to file a registration statement on Form S-3 under the Securities Act, the holders of warrants to purchase 213,334 shares of Series E Preferred Stock will be entitled to cause the Company to register under the Securities Act the sale of all of the Common Stock held by such warrant holders, including the Common Stock underlying their Series E Preferred Stock. Upon the written request by the holders of at least 20% of the Common Stock underlying such Series E Preferred Stock, the Company shall be required to prepare and file a registration statement on Form S-3 at its expense. If less than 90% of the Common Stock is sold pursuant to such registration statement, then the Company shall be required to prepare and file an additional registration statement for the remaining unsold shares. Registration of such shares would result in such shares becoming freely tradeable without restriction under the Securities Act immediately upon the effectiveness of such registration.

TRANSFER AGENT

     The transfer agent for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have outstanding shares of Common Stock. Of these shares, approximately
shares will be freely tradable without restriction or further registration under
the Securities Act. The remaining           shares of Common Stock held by
existing stockholders upon completion of this offering are "restricted securities" as defined in Rule 144 promulgated under the Securities Act, and may only be sold in the public market if such shares are registered under the Securities Act or sold in accordance with Rule 144 or another exemption from registration under the Securities Act.

     In general, under Rule 144 a person (or group of persons whose shares are aggregated) who has beneficially owned restricted securities for at least two years, including persons who may be deemed "affiliates" (as defined in Rule 144) of the Company, will be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Common Stock, or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company. A person who has not been an "affiliate" of the Company for the 90 days preceding a sale and who has beneficially owned restricted securities for at least three years will be entitled to sell such shares in the public market without restriction. Restricted securities properly sold in reliance upon Rule 144 are thereafter freely tradeable without restrictions or registration under the Securities Act, unless thereafter held by an "affiliate" of the Company. For
purposes of Rule 144,           of the outstanding restricted shares of Common
Stock have been beneficially owned by their holders for over two years.

     The Company is unable to estimate the amount, timing or nature of future
sales of outstanding Common Stock. Of the           restricted shares that will
be outstanding upon completion of this offering, executive officers and
directors, holding an aggregate of           shares, have agreed that, for a
period of 180 days from the date of this Prospectus, they will not offer for sale, sell, solicit an offer to buy, contract to sell, distribute, grant any option for the sale of or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for any shares of Common Stock without the prior
written consent of the Representative. Of the remaining           restricted
shares,           shares are now eligible or will be eligible for sale under
Rule 144 within 90 days from the date of this Prospectus. See "Underwriting."

     The Company has reserved 2,000,000 shares of Common Stock for issuance to key employees, officers, directors and consultants pursuant to the Company's Option Plan, and options for 1,377,000 of such shares are outstanding as of the date of this Prospectus. The Company has further reserved 1,820,196 shares of Common Stock for issuance upon exercise of outstanding warrants. The existence of such options and warrants may hinder future equity financing by the Company. Further, the holders of such warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. In addition, the holders of warrants for 213,334 shares have certain demand registration rights. See "Description of Capital Stock."

                                  UNDERWRITING

     The Underwriters named below, for whom Rodman & Renshaw, Inc. is acting as representative (the "Representative"), have severally agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters, the respective number of shares of Common Stock set forth opposite their names below.

                                  UNDERWRITER                          NUMBER OF SHARES
        -------------------------------------------------------------------------------
        Rodman & Renshaw, Inc..........................................

                                                                             -------
                  Total................................................
                                                                             =======

     The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligations is such that they are committed to purchase and pay for all of the above shares of Common Stock offered hereby if any are purchased.

     The Underwriters, through the Representative, have advised the Company that they propose to offer the shares of Common Stock initially at the public offering price set forth on the cover page of this Prospectus; that the
Underwriters may allow to selected dealers a concession of $     per share and
that such dealers may reallot a concession not in excess of $     per share to
certain other dealers who are members of the National Association of Securities Dealers, Inc. After the public offering, the offering price and other selling terms may be changed by the Underwriters. Application has been made for the Common Stock to be included on the Nasdaq National Market. The Representative has advised the Company that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

     The Underwriters have been granted a 30-day over-allotment option to
purchase up to an aggregate of           additional shares of Common Stock from
the Company at the public offering price less the underwriting discount. If the Underwriters exercise such over-allotment option, then each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares of Common Stock to be purchased by it as shown in the above table bears to the shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby.

     In connection with this offering, the Company has agreed to issue and sell to the Representative, for nominal consideration, warrants to purchase a number of shares of Common Stock equal to 10% of the shares of Common Stock in this offering, exclusive of any shares sold pursuant to the Underwriters' over-allotment option (the "Representative's Warrant"). The Representative's Warrant will be exercisable at a price per share equal to 120% of the public offering price, commencing one year from the date of this Prospectus, and will continue to be exercisable for a period of four years after such date. The Representative's Warrant is restricted from sale, transfer, assignment or hypothecation for a period of one year from the effective date of this offering, except to officers, partners or successors of the Representative. The exercise price of the Representative's Warrant and the number of shares of Common Stock issuable upon exercise thereof are subject to adjustment under certain circumstances. The Representative's Warrant grants to the holders thereof certain rights regarding the registration of the Common Stock issuable upon exercise of the Representative's Warrant.

     All executive officers and directors of the Company, as well as certain
shareholders, who own           shares of the Company's Common Stock, have
agreed that for a period of 180 days from the date of this Prospectus, they will not offer for sale, sell, solicit an offer to buy, contract to sell, distribute, grant any option for the sale of or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable for any shares of Common Stock without the prior written consent of the Representative on behalf of the Underwriters. See "Shares Eligible for Future Sale."

     The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities, losses and expenses under the Securities Act, or to contribute to certain payments the Underwriters may be required to make in respect thereof.

     For a period of one year following the closing of this offering, the Representative has a right of first negotiation to act as the Company's financial advisor, managing underwriter or exclusive placement agent in connection with any sale of all or part of the Company, an acquisition or merger by the Company, or the raising of financing through an offering of securities.

     Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price has been determined through negotiations between the Company and the Representative. Among the factors considered in determining the initial public offering price were prevailing market and economic conditions, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, an assessment of the Company's management and the consideration of the above factors in relation to the market valuation of companies in related businesses.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby is being passed upon for the Company by Luce, Forward, Hamilton & Scripps LLP, San Diego, California. Certain legal matters in connection with the sale of the Common Stock offered hereby will be passed upon for the Underwriters by Squadron, Ellenoff, Plesent & Sheinfeld, LLP, New York, New York.

                                    EXPERTS

     The financial statements as of January 31, 1995 and 1996, and for each of the three years in the period ended January 31, 1996 and for the period from June 19, 1991 (inception) to January 31, 1996 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 2 of Notes to Financial Statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The statements in this Prospectus under the captions "Risk
Factors -- Proprietary Protection; Need to Devote Additional Resources to Patents," "Business -- Patents" and other references herein to intellectual property of the Company have been reviewed and approved by Luce, Forward, Hamilton & Scripps LLP, San Diego, California, as experts on such matters, and are included herein in reliance upon such review and approval.

                             AVAILABLE INFORMATION

     The Company has filed a Registration Statement on Form S-1 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered pursuant to this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and the documents incorporated herein by reference, which may be inspected without charge and copied at prescribed notes at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company is an electronic filer, and the Commission maintains a Web site that contains information regarding the Company. The address of such Web site is http://www.sec.gov. Copies of the Registration Statement may be obtained from the Company without charge upon written or oral request. Statements contained in this Prospectus or in any document incorporated herein by reference as to the contents of any contract or documents referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company intends to furnish shareholders with annual reports containing financial statements audited by its independent public accountants and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                         U.S. MEDICAL INSTRUMENTS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Accountants.....................................................  F-2
Balance Sheet as of January 31, 1995, 1996 and April 30, 1996 (unaudited) and Pro
  Forma Shareholders' Equity as of April 30, 1996(unaudited)..........................  F-3
Statement of Operations for the years ended January 31, 1994, 1995 and 1996, for the period from June 19, 1991 (inception) through January 31, 1996, and for the three months ended April 30, 1995 and 1996 (unaudited), and for the period from June 19,
  1991 (inception) through April 30, 1996 (unaudited).................................  F-4
Statement of Cash Flows for the years ended January 31, 1994, 1995, and 1996, for the period from June 19, 1991 (inception) through January 31, 1996 and for the three months ended April 30, 1995 and 1996 (unaudited) and for the period from June 19,
  1991 (inception) through April 30, 1996 (unaudited).................................  F-5
Statement of Shareholders' Equity for the period from June 19, 1991 (inception)
  through January 31, 1996 and for the three months ended April 30, 1996
  (unaudited).........................................................................  F-6
Notes to Financial Statements.........................................................  F-11

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of U.S. Medical Instruments, Inc.

     In our opinion, the financial statements listed in the accompanying index present fairly, in all material respects, the financial position of U.S. Medical Instruments, Inc. (a development stage enterprise) at January 31, 1995 and 1996, and the results of its operations and its cash flows for the years ended January 31, 1994, 1995 and 1996 and the period from June 19, 1991 (inception) to January 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company is in the development stage, has incurred a cumulative net loss since inception and is dependent on additional financing in order to continue its operations and execute its growth strategy. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans to raise additional financing are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PRICE WATERHOUSE LLP
San Diego, California
August 14, 1996

                         U.S. MEDICAL INSTRUMENTS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                             PRO FORMA
                                                                      JANUARY 31,                          SHAREHOLDERS'
                                                                 ---------------------      APRIL 30,         EQUITY
                                                                   1995         1996          1996           (NOTE 3)
                                                                 --------     --------     -----------     -------------
                                                                                           (UNAUDITED)      (UNAUDITED)
                            ASSETS
Current assets:
  Accounts receivable, net of allowance for doubtful accounts
    of $34 and $10 (unaudited).................................  $     --     $    224      $       8
  Inventories..................................................     1,723        2,451          2,860
  Prepaid expenses.............................................        21           77             85
                                                                 --------     --------       --------
         Total current assets..................................     1,744        2,752          2,953
Property and equipment, net -- secured.........................     8,108        8,234          7,888
Intangible assets, net.........................................     1,673        1,491          1,445
Other assets...................................................        89           66             66
                                                                 --------     --------       --------
                                                                 $ 11,614     $ 12,543      $  12,352
                                                                 ========     ========       ========
             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses........................  $  1,268     $  1,934      $   2,096
  Related party notes payable..................................        --          260            260
  Current portion of long-term notes payable...................       972          490          1,475
  Current portion of capital leases............................       126          158            211
                                                                 --------     --------       --------
         Total current liabilities.............................     2,366        2,842          4,042
Long-term liabilities:
  Long-term notes payable, less current portion................     1,159        1,101             --
  Capital leases, less current portion.........................       352          223            103
  Deferred rent................................................        88          143            134
                                                                 --------     --------       --------
         Total liabilities.....................................     3,965        4,309          4,279
                                                                 --------     --------       --------
Commitments and contingencies (Note 9)
Shareholders' equity:
  Preferred Stock; 12,000,000 shares authorized; 5,398,679,
    6,348,512 and 6,560,582 shares issued and outstanding at
    January 31, 1995 and 1996, and April 30, 1996 (unaudited)
    respectively:
      Series A Convertible Preferred Stock.....................        26           26             26
      Series B Convertible Preferred Stock.....................     1,636        1,636          1,636
      Series C Convertible Preferred Stock.....................       577          577            577
      Series D Convertible Preferred Stock.....................     9,476        9,476          9,476
      Series E Convertible Preferred Stock.....................     9,264       16,342         17,557
      Series F Convertible Preferred Stock.....................        --           --            332
  Common Stock, no par value; 28,000,000 shares authorized;
    1,717,524, 2,226,702, 2,226,702 and 8,787,284 shares issued and outstanding at January 31, 1995 and 1996, April 30,
    1996 (unaudited) and pro forma (unaudited), respectively...       380          687            687        $  30,291
  Additional paid-in capital...................................     1,159        1,472          1,485            1,485
  Shareholder receivable.......................................    (1,705)          (5)            (5)              (5)
  Deficit accumulated during development stage.................   (13,164)     (21,977)       (23,698)         (23,698)
                                                                 --------     --------       --------         --------
         Total shareholders' equity............................     7,649        8,234          8,073        $   8,073
                                                                                                              ========
                                                                 --------     --------       --------
                                                                 $ 11,614     $ 12,543      $  12,352
                                                                 ========     ========       ========

   The accompanying notes are an integral part of these financial statements.

                         U.S. MEDICAL INSTRUMENTS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENT OF OPERATIONS
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                             PERIOD FROM          FOR THE THREE          PERIOD FROM
                                                            JUNE 19, 1991          MONTHS ENDED         JUNE 19, 1991
                             YEAR ENDED JANUARY 31,          (INCEPTION)            APRIL 30,            (INCEPTION)
                        --------------------------------    TO JANUARY 31,    ----------------------    TO APRIL 30,
                         1994       1995         1996            1996          1995         1996            1996
                        -------    -------    ----------    --------------    -------    -----------    -------------
                                                                                   (UNAUDITED)           (UNAUDITED)
Net sales.............  $     1    $    44    $      372       $    422       $    22    $       222      $     644
                          -----      -----      --------        -------        ------         ------         ------
Costs and expenses:
  Pre-manufacturing
    and
    manufacturing.....      626      3,926         4,966          9,884         1,355            937         10,821
  General and
    administrative....    1,049      1,217         1,925          4,984           398            502          5,486
  Selling and
    marketing.........      385      1,136           941          3,033           198            354          3,387
  Research and
    development.......    1,116        857           588          3,268           178            117          3,385
                          -----      -----      --------        -------        ------         ------         ------
    Total costs and
      expenses........    3,176      7,136         8,420         21,169         2,129          1,910         23,079
                          -----      -----      --------        -------        ------         ------         ------
Loss from
  operations..........   (3,175)    (7,092)       (8,048)       (20,747)       (2,107)        (1,688)       (22,435)
  Interest expense
    and debt issuance
    costs.............       67        205           765          1,045            40             33          1,078
  Other expense.......       --        185            --            185            --             --            185
                          -----      -----      --------        -------        ------         ------         ------
Net loss..............  $(3,242)   $(7,482)   $   (8,813)      $(21,977)      $(2,147)   $    (1,721)     $ (23,698)
                          =====      =====      ========        =======        ======         ======         ======
Pro forma net loss per
  common share........                        $                                          $
                                                ========                                      ======
Shares used in
  computing pro forma
  net loss per common
  share...............

   The accompanying notes are an integral part of these financial statements.

                         U.S. MEDICAL INSTRUMENTS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                              PERIOD FROM      FOR THE THREE      PERIOD FROM
                                                                             JUNE 19, 1991     MONTHS ENDED      JUNE 19, 1991
                                                 YEAR ENDED JANUARY 31,       (INCEPTION)        APRIL 30,        (INCEPTION)
                                               ---------------------------    TO JANUARY     -----------------   TO APRIL 30,
                                                1994      1995      1996       31, 1996       1995      1996         1996
                                               -------   -------   -------   -------------   -------   -------   -------------
                                                                                                (UNAUDITED)       (UNAUDITED)
Cash flows from operating activities:
  Net loss...................................  $(3,242)  $(7,482)  $(8,813)    $ (21,977)    $(2,147)  $(1,721)    $ (23,698)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Depreciation of property and equipment...      208       456       809         1,583         205       354         1,937
    Amortization of intangible assets........      120        58       182           373          51        46           419
    Amortization of discount on notes
      payable................................        6        --       197           203          --        --           203
    Loss on disposal of asset................       --        --        38            38          --        --            38
    Cancellation of accrued interest upon
      conversion of debt.....................       --        --       120           120          --        --           120
    Non-cash charge for debt transactions....       --        --       274           274          --        --           274
    Non-cash portion of loss on settlement of
      related party notes payable............       --        94        --            94          --        --            94
    Common Stock issued for research and
      development............................       --        --        --           322          --        --           322
    Common Stock issued for services
      performed..............................       11        17         5            33          --        --            33
    Common Stock issued for preincorporation
      costs..................................       --        --        --            97          --        --            97
    Increase (decrease) in cash resulting
      from changes in:
      Accounts receivable....................        1         2      (224)         (224)         (5)      216            (8)
      Inventories............................       28    (1,723)     (728)       (2,451)       (933)     (409)       (2,860)
      Prepaid expenses.......................       (7)      (14)      (56)          (77)          1        (8)          (85)
      Other assets...........................      (13)      (20)       23           (66)        (10)       --           (66)
      Accounts payable and accrued
         expenses............................      382       646       666         1,934         897       162         2,096
      Deferred rent..........................       17        71        55           143          58        (9)          134
                                               -------   -------   -------      --------     -------   -------      --------
    Net cash used in operating activities....   (2,489)   (7,895)   (7,452)      (19,581)     (1,883)   (1,369)      (20,950)
                                               -------   -------   -------      --------     -------   -------      --------
Cash flows from investing activities:
  Proceeds from disposal of assets...........       --        --        16            16          --        --            16
  Purchases of property and equipment........     (725)   (5,427)     (990)       (8,298)       (246)       (8)       (8,306)
  Payments for intangible assets.............       (9)     (750)     (348)       (1,433)         --        --        (1,433)
                                               -------   -------   -------      --------     -------   -------      --------
    Net cash used in investing activities....     (734)   (6,177)   (1,322)       (9,715)       (246)       (8)       (9,723)
                                               -------   -------   -------      --------     -------   -------      --------
Cash flows from financing activities:
  Net proceeds from issuance of Preferred and
    Common Stock.............................    2,506    11,703     3,047        20,807         144     1,547        22,354
  Net proceeds from issuance of warrants.....      100     1,384       302         1,786          20        13         1,799
  Net proceeds from issuance of debt.........              1,484     3,754         5,238         350        --         5,238
  Net proceeds from issuance of related party
    notes payable............................      293        --       700           993          --        --           993
  Collection of shareholder receivable.......       --        --     1,700         1,700       1,700        --         1,700
  Payments on long-term debt.................       --       (99)     (192)         (291)        (55)     (116)         (407)
  Payments on capital leases.................       --      (107)      (97)         (204)        (30)      (67)         (271)
  Payments on related party notes payable....       --      (293)     (440)         (733)         --        --          (733)
                                               -------   -------   -------      --------     -------   -------      --------
    Net cash provided by financing
      activities.............................    2,899    14,072     8,774        29,296       2,129     1,377        30,673
                                               -------   -------   -------      --------     -------   -------      --------
Decrease in cash.............................     (324)       --        --            --          --        --            --
Cash at beginning of period..................      324        --        --            --          --        --            --
                                               -------   -------   -------      --------     -------   -------      --------
Cash at end of period........................  $    --   $    --   $    --     $      --     $    --   $    --     $      --
                                               =======   =======   =======      ========     =======   =======      ========

   The accompanying notes are an integral part of these financial statements.

                         U.S. MEDICAL INSTRUMENTS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                       STATEMENT OF SHAREHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                                                     PAGE 1 OF 5

                                    CONVERTIBLE       CONVERTIBLE      CONVERTIBLE       CONVERTIBLE        CONVERTIBLE
                                     SERIES A          SERIES B         SERIES C          SERIES D            SERIES E
                                  PREFERRED STOCK   PREFERRED STOCK  PREFERRED STOCK   PREFERRED STOCK    PREFERRED STOCK
                                 -----------------  ---------------  ---------------  -----------------  ------------------
                                  SHARES    AMOUNT  SHARES   AMOUNT  SHARES   AMOUNT   SHARES    AMOUNT   SHARES    AMOUNT
                                 ---------  ------  -------  ------  -------  ------  ---------  ------  ---------  -------
Issuance of Common Stock for
 certain assets and costs of
 founders.......................
Issuance of Common Stock for
  cash August 1991 to January
  1992..........................
Net loss for the period from
  June 19, 1991 (inception) to
  January 31, 1992..............
                                    ------  ------   ------  ------   ------  ------     ------  ------     ------  ------
Balance at January 31, 1992.....
Issuance of Common Stock for
  cash February 1992 to June
  1992..........................
Issuance of Common Stock for
  cash June 1992 to July 1992...
Issuance of Common Stock for
  cash August 1992 to January
  1993, net of related costs of
  $37...........................
Net loss for the year ended
  January 31, 1993..............
                                    ------  ------   ------  ------   ------  ------     ------  ------     ------  ------
Balance at January 31, 1993.....


                                     CONVERTIBLE                                                      DEFICIT
                                      SERIES F                                                      ACCUMULATED
                                   PREFERRED STOCK       COMMON STOCK      ADDITIONAL                 DURING
                                  -----------------  --------------------   PAID-IN    SHAREHOLDER  DEVELOPMENT
                                   SHARES    AMOUNT    SHARES     AMOUNT    CAPITAL    RECEIVABLE      STAGE
                                  ---------  ------  ----------  --------  ----------  -----------  -----------
Issuance of Common Stock for
 certain assets and costs of
 founders.......................                        552,000  $    474
Issuance of Common Stock for
  cash August 1991 to January
  1992..........................                         48,000       304
Net loss for the period from
  June 19, 1991 (inception) to
  January 31, 1992..............                                                                     $    (600)
                                     ------  ------      ------    ------    ------       ------        ------
Balance at January 31, 1992.....                        600,000       778                                 (600)
Issuance of Common Stock for
  cash February 1992 to June
  1992..........................                         69,230       727
Issuance of Common Stock for
  cash June 1992 to July 1992...                         42,972       603
Issuance of Common Stock for
  cash August 1992 to January
  1993, net of related costs of
  $37...........................                         72,865     1,917
Net loss for the year ended
  January 31, 1993..............                                                                        (1,840)
                                     ------  ------      ------    ------    ------       ------        ------
Balance at January 31, 1993.....                        785,067  $  4,025                            $  (2,440)

                         U.S. MEDICAL INSTRUMENTS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                       STATEMENT OF SHAREHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)           PAGE 2 OF 5

                                    CONVERTIBLE       CONVERTIBLE      CONVERTIBLE       CONVERTIBLE        CONVERTIBLE
                                     SERIES A          SERIES B         SERIES C          SERIES D            SERIES E
                                  PREFERRED STOCK   PREFERRED STOCK  PREFERRED STOCK   PREFERRED STOCK    PREFERRED STOCK
                                 -----------------  ---------------  ---------------  -----------------  ------------------
                                  SHARES    AMOUNT  SHARES   AMOUNT  SHARES   AMOUNT   SHARES    AMOUNT   SHARES    AMOUNT
                                 ---------  ------  -------  ------  -------  ------  ---------  ------  ---------  -------
Balance at January 31, 1993.....
Five for one stock split........
Conversion of Common Stock into
  preferred stock............... 1,332,000  $  26   554,195  $1,164  205,933  $ 577     363,825  $2,037
Issuance of Common Stock for
  services August 1993..........
Issuance of Series D Preferred
  Stock for cash April 1993 to
  January 1994, net of related
  costs of $99..................                                                        455,383  2,447
Preferred stock issued for
  finders fee January 1994......                                                          9,378     53
Issuance of Common Stock for
  resignation agreement January
  1994..........................
Exercise of stock options.......
Issuance of warrants with debt
  June 1993.....................
Net loss for the year ended
  January 31, 1994..............
                                 ---------  ------  -------  ------  -------  ------  ---------  ------  ---------  -------
Balance at January 31, 1994..... 1,332,000  $  26   554,195  $1,164  205,933  $ 577     828,586  $4,573


                                     CONVERTIBLE                                                      DEFICIT
                                      SERIES F                                                      ACCUMULATED
                                   PREFERRED STOCK       COMMON STOCK      ADDITIONAL                 DURING
                                  -----------------  --------------------   PAID-IN    SHAREHOLDER  DEVELOPMENT
                                   SHARES    AMOUNT    SHARES     AMOUNT    CAPITAL    RECEIVABLE      STAGE
                                  ---------  ------  ----------  --------  ----------  -----------  -----------
Balance at January 31, 1993.....                        785,067  $  4,025                            $  (2,440)
Five for one stock split........                      3,140,268
Conversion of Common Stock into
  preferred stock...............                     (2,455,953)   (3,804)
Issuance of Common Stock for
  services August 1993..........                         20,239        11
Issuance of Series D Preferred
  Stock for cash April 1993 to
  January 1994, net of related
  costs of $99..................
Preferred stock issued for
  finders fee January 1994......
Issuance of Common Stock for
  resignation agreement January
  1994..........................                         22,911        13
Exercise of stock options.......                        105,000        59
Issuance of warrants with debt
  June 1993.....................                                             $  100
Net loss for the year ended
  January 31, 1994..............                                                                        (3,242)
                                  ---------  ------  ----------  --------  ----------  -----------  -----------
Balance at January 31, 1994.....                      1,617,532  $    304    $  100                  $  (5,682)

                         U.S. MEDICAL INSTRUMENTS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                       STATEMENT OF SHAREHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)           PAGE 3 OF 5

                                    CONVERTIBLE       CONVERTIBLE      CONVERTIBLE       CONVERTIBLE        CONVERTIBLE
                                     SERIES A          SERIES B         SERIES C          SERIES D            SERIES E
                                  PREFERRED STOCK   PREFERRED STOCK  PREFERRED STOCK   PREFERRED STOCK    PREFERRED STOCK
                                 -----------------  ---------------  ---------------  -----------------  ------------------
                                  SHARES    AMOUNT  SHARES   AMOUNT  SHARES   AMOUNT   SHARES    AMOUNT   SHARES    AMOUNT
                                 ---------  ------  -------  ------  -------  ------  ---------  ------  ---------  -------
Balance at January 31, 1994..... 1,332,000  $  26   554,195  $1,164  205,933  $ 577     828,586  $4,537
Issuance of stock for exercise
  of options and warrants June
  1994 to November 1994.........                    225,000    472
Issuance of Common Stock for
  consulting services October
  1994..........................
Sale of Series D Preferred Stock
  for cash February 1994 to
  August 1994, net of related
  cost of $70...................                                                        611,037  3,377
Preferred Stock and warrants
  issued for settlement of
  related party note payable
  August 1994...................                                                        142,857    800
Common Stock issued for finder's
  fee August 1994...............
Sales of Series E Preferred
  Stock for cash September 1994
  to November 1994, net of
  related costs
  of $4.........................                                                                           296,332  $2,197
Issuance of warrants for
  finder's fee and other
  December 1994.................                                                                                       (75)
Sales of Series E Preferred
  Stock for cash with warrants
  December 1994 to January
  1995..........................                                                                         1,066,668   7,142
Net loss for the year ended
  January 31, 1995..............
                                 ---------  ------  -------  ------  -------  ------  ---------  ------  ---------  -------
Balance at January 31, 1995..... 1,332,000  $  26   779,195  $1,636  205,933  $ 577   1,718,551  $9,476  1,363,000  $9,264

                                     CONVERTIBLE                                                      DEFICIT
                                      SERIES F                                                      ACCUMULATED
                                   PREFERRED STOCK       COMMON STOCK      ADDITIONAL                 DURING
                                  -----------------  --------------------   PAID-IN    SHAREHOLDER  DEVELOPMENT
                                   SHARES    AMOUNT    SHARES     AMOUNT    CAPITAL    RECEIVABLE      STAGE
                                  ---------  ------  ----------  --------  ----------  -----------  -----------
Balance at January 31, 1994.....                      1,617,532  $    304    $  100                  $  (5,682)
Issuance of stock for exercise
  of options and warrants June
  1994 to November 1994.........                         59,144        54
Issuance of Common Stock for
  consulting services October
  1994..........................                         25,000        14
Sale of Series D Preferred Stock
  for cash February 1994 to
  August 1994, net of related
  cost of $70...................
Sale of Series D Preferred Stock
  with common stock May 1994....                                                        136,071    762
Sale of Series D Preferred Stock
  with common stock May 1994....                         10,156         5                $    (5)
Preferred Stock and warrants
  related party note payable
  August 1994...................                                                107
Common Stock issued for finder's
  fee August 1994...............                          5,692         3
Sales of Series E Preferred
  Stock for cash September 1994
  to November 1994, net of
  related costs
  of $4.........................
Issuance of warrants for
  finder's fee and other
  December 1994.................                                                 94
Sales of Series E Preferred
  Stock for cash with warrants
  December 1994 to January
  1995..........................                                                858       (1,700)
Net loss for the year ended
  January 31, 1995..............                                                                        (7,482)
                                  ---------  ------  ----------  --------  ----------  -----------  -----------
Balance at January 31, 1995.....                      1,717,524  $    380    $1,159      $(1,705)    $ (13,164)

  issued for settlement of

                         U.S. MEDICAL INSTRUMENTS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                       STATEMENT OF SHAREHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)           PAGE 4 OF 5

                                    CONVERTIBLE       CONVERTIBLE      CONVERTIBLE       CONVERTIBLE        CONVERTIBLE
                                     SERIES A          SERIES B         SERIES C          SERIES D            SERIES E
                                  PREFERRED STOCK   PREFERRED STOCK  PREFERRED STOCK   PREFERRED STOCK    PREFERRED STOCK
                                 -----------------  ---------------  ---------------  -----------------  ------------------
                                  SHARES    AMOUNT  SHARES   AMOUNT  SHARES   AMOUNT   SHARES    AMOUNT   SHARES    AMOUNT
                                 ---------  ------  -------  ------  -------  ------  ---------  ------  ---------  -------
Balance at January 31, 1995..... 1,332,000  $  26   779,195  $1,636  205,933  $ 577   1,718,551  $9,476  1,363,000  $9,264
Issuance of Common Stock for
  exercise of options and
  warrants......................
Issuance of Common Stock for
  consulting services February
  1995 to October 1995..........
Conversion of debt to equity and
  issuance of warrants December
  1995..........................                                                                           533,334   4,031
Sales of Series E Preferred
  Stock April 1995 to July 1995,
  net of related costs of $77...                                                                           416,499   3,047
Collections on shareholder
  receivable February 1995......
Issuance of warrants with debt
  April 1995 to September
  1995..........................
Net loss for the year ended
  January 31, 1996..............
                                 ---------  ------  -------  ------  -------  ------  ---------  ------  ---------  -------
Balance at January 31, 1996..... 1,332,000  $  26   779,195  $1,636  205,933  $ 577   1,718,551  $9,476  2,312,833  $16,342


                                     CONVERTIBLE                                                      DEFICIT
                                      SERIES F                                                      ACCUMULATED
                                   PREFERRED STOCK       COMMON STOCK      ADDITIONAL                 DURING
                                  -----------------  --------------------   PAID-IN    SHAREHOLDER  DEVELOPMENT
                                   SHARES    AMOUNT    SHARES     AMOUNT    CAPITAL    RECEIVABLE      STAGE
                                  ---------  ------  ----------  --------  ----------  -----------  -----------
Balance at January 31, 1995.....                      1,717,524  $    380    $1,159      $(1,705)    $ (13,164)
Issuance of Common Stock for
  exercise of options and
  warrants......................                        502,111       302
Issuance of Common Stock for
  consulting services February
  1995 to October 1995..........                          7,067         5
Conversion of debt to equity and
  issuance of warrants December
  1995..........................                                                 39
Sales of Series E Preferred
  Stock April 1995 to July 1995,
  net of related costs of $77...
Collections on shareholder
  receivable February 1995......                                                           1,700
Issuance of warrants with debt
  April 1995 to September
  1995..........................                                                274
Net loss for the year ended
  January 31, 1996..............                                                                        (8,813)
                                  ---------  ------  ----------  --------  ----------  -----------  -----------
Balance at January 31, 1996.....                      2,226,702  $    687    $1,472      $    (5)    $ (21,977)

                         U.S. MEDICAL INSTRUMENTS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                       STATEMENT OF SHAREHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)           PAGE 5 OF 5

                                    CONVERTIBLE       CONVERTIBLE      CONVERTIBLE       CONVERTIBLE        CONVERTIBLE
                                     SERIES A          SERIES B         SERIES C          SERIES D            SERIES E
                                  PREFERRED STOCK   PREFERRED STOCK  PREFERRED STOCK   PREFERRED STOCK    PREFERRED STOCK
                                 -----------------  ---------------  ---------------  -----------------  ------------------
                                  SHARES    AMOUNT  SHARES   AMOUNT  SHARES   AMOUNT   SHARES    AMOUNT   SHARES    AMOUNT
                                 ---------  ------  -------  ------  -------  ------  ---------  ------  ---------  -------
Balance at January 31, 1996..... 1,332,000  $  26   779,195  $1,636  205,933  $ 577   1,718,551  $9,476  2,312,833  $16,342
Sales of Series E Preferred
  Stock for cash February 1996
  to March 1996, net of related
  costs
  of $113.......................                                                                           177,070   1,215
Sales of Series F Preferred
  Stock for cash March 1996, net
  of related costs of $18.......
Issuance of warrants with debt
  February 1996.................
Net loss for the three months
  ended April 30, 1996..........
                                 ---------  ------  -------  ------  -------  ------  ---------  ------  ---------  -------
Balance at April 30, 1996
  (unaudited)................... 1,332,000  $  26   779,195  $1,636  205,933  $ 577   1,718,551  $9,476  2,489,903  $17,557
                                  ========  ======= =======  ======= =======  =======  ========  =======  ========  =======

                                     CONVERTIBLE                                                      DEFICIT
                                      SERIES F                                                      ACCUMULATED
                                   PREFERRED STOCK       COMMON STOCK      ADDITIONAL                 DURING
                                  -----------------  --------------------   PAID-IN    SHAREHOLDER  DEVELOPMENT
                                   SHARES    AMOUNT    SHARES     AMOUNT    CAPITAL    RECEIVABLE      STAGE
                                  ---------  ------  ----------  --------  ----------  -----------  -----------
Balance at January 31, 1996.....                      2,226,702  $    687    $1,472      $    (5)    $ (21,977)
Sales of Series E Preferred
  Stock for cash February 1996
  to March 1996, net of related
  costs
  of $113.......................
Sales of Series F Preferred
  Stock for cash March 1996, net
  of related costs of $18.......     35,000  $ 332
Issuance of warrants with debt
  February 1996.................                                                 13
Net loss for the three months
  ended April 30, 1996..........                                                                     $  (1,721)
                                  ---------  ------  ----------  --------  ----------  -----------  -----------
Balance at April 30, 1996
  (unaudited)...................     35,000  $ 332    2,226,702  $    687    $1,485      $    (5)    $ (23,698)
                                   ========  =======  =========  ========  =========   ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                         U.S. MEDICAL INSTRUMENTS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY

     U.S. Medical Instruments, Inc. (the "Company") was incorporated in California on June 19, 1991. The Company's business is to design, develop, manufacture and market safety medical products. The Company's initial product is a safety syringe which the Company markets to acute care (hospitals), alternate care (clinics, hospices, etc.), and retail facilities throughout the United States and worldwide.

NOTE 2 -- DEVELOPMENT STAGE ACTIVITIES AND DEPENDENCY ON ADDITIONAL FINANCING

     The Company is considered a development stage Company as defined in FASB No. 7 "Accounting and Reporting by Development Stage Enterprises." The Company's primary activities since inception have included developing its proprietary safety medical products, acquiring and securing patents, raising capital to finance its operations, securing regulatory approval for its products and designing the manufacturing process for its initial product line. Revenues from inception to January 31, 1996 have not been significant. The cumulative net loss incurred during the development stage from inception to January 31, 1996 is $21,977,000 and from inception to April 30, 1996 is $23,698,000 (unaudited). The Company had negative working capital of $90,000 and $1,089,000 at January 31, 1996 and April 30, 1996 (unaudited), respectively.

     Management plans to pursue a growth strategy for fiscal 1997. The Company is dependent on additional financing to execute that growth strategy and to continue its operations. Management believes that the proceeds of the planned initial public offering of the Company's stock and/or private financing, if successful, will be sufficient to fund its operations and anticipated growth for at least the next twelve months. There can be no assurance that these anticipated financings will be consummated. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 -- SIGNIFICANT ACCOUNTING POLICIES

FINANCIAL STATEMENT PREPARATION

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORIES

     Inventories are valued at the lower of cost (determined by the first-in, first-out method) or market.

PROPERTY AND EQUIPMENT

     Property and equipment is recorded at cost and depreciated using the straight-line method over estimated useful lives of three to ten years. Expenditures which substantially increase value or extend useful lives are capitalized. Maintenance and repairs are expensed as incurred. Leasehold improvements are capitalized and amortized over the remaining lease term.

INTANGIBLE ASSETS

     Intangible assets are recorded at cost and amortized using the straight-line method over their estimated remaining useful lives, which currently range from ten to twelve years.

                         U.S. MEDICAL INSTRUMENTS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

LONG-LIVED ASSETS

     The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss would be recognized when the asset's fair value is less than its carrying amount. No such impairment losses have been identified by the Company.

MAJOR CUSTOMERS AND CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. As of January 31, 1996, approximately 96% of trade receivables were from one customer. To reduce credit risk, the Company performs ongoing credit evaluations of its customers' financial condition. The Company does not generally require collateral on credit sales to its customers. For the years ended January 31, 1994, 1995, and 1996, approximately 100%, 95% and 67% of net sales were to one customer, two customers and one customer, respectively. The Company has not experienced significant credit losses and maintains a reserve for potential credit losses. As of and for the three month period ended April 30, 1996 approximately $8,000 (unaudited) of trade receivables and 86% (unaudited) of net sales were to one customer.

DEFERRED FINANCING COSTS AND DEBT DISCOUNT

     Deferred financing costs and debt discounts recorded in connection with the issuance of long-term debt are amortized using the interest method over the term of the debt.

INCOME TAXES

     Current income tax expense is the amount of income taxes expected to be payable in the current year. Deferred tax assets and liabilities are computed for both the expected future tax consequences resulting from the differences in financial reporting and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. Deferred income tax expense (benefit) is the net change during the period in the deferred income tax asset or liability, net of valuation allowances (Note 8).

REVENUE

     Revenue from product sales is recognized upon shipment, net of an allowance for estimated sales returns. Net sales for the year ended January 31, 1996 and the three months ended April 30, 1996 included $246,000 and $192,000 (unaudited) from a customer in Japan. Such sales were made under an executed letter of credit.

RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred.

REGULATORY APPROVAL COSTS

     Regulatory approval costs are expensed as incurred.

                         U.S. MEDICAL INSTRUMENTS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

STOCK-BASED COMPENSATION ACCOUNTING

     Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation" is effective beginning with the Company's first quarter of fiscal year 1997. In the opinion of management, adoption will not have a material effect on the Company's financial position or results of operations. Upon adoption of FAS 123, the Company will continue to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" and will provide pro forma disclosures of results of operations as if the fair value-based method prescribed by FAS 123 had been applied in measuring compensation expense.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts shown for the Company's financial instruments, due to their relative short term nature, are not materially different from the estimates of their related fair values.

PRO FORMA NET LOSS PER SHARE (UNAUDITED)

     Pro forma net loss per share is computed using the weighted average number of common and common equivalent shares, if dilutive, outstanding during the period. All securities issued by the Company during the twelve months preceding the filing date of its initial public offering and thereafter through the effective date have been included in the calculation of weighted average shares outstanding as if they were outstanding for all periods in which such information is presented. The pro forma net loss per share also includes the effect of conversion to Common Stock of the Company's Preferred Stock which is convertible at the option of the holder or automatically in the event of an initial public offering. Historical net loss per share amounts are not presented because such amounts are not believed to be meaningful.

INTERIM FINANCIAL STATEMENTS

     The interim financial statements included herein are unaudited. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of such financial statements have been included. The results of operations for the three months ended April 30, 1996 are not necessarily indicative of the results to be expected for the year.

PRO FORMA SHAREHOLDERS' EQUITY (UNAUDITED)

     Pro forma shareholders' equity of the Company at April 30, 1996 gives effect to the automatic conversion of Series A, B, C, D, E and F convertible Preferred Stock into an equal number of shares of Common Stock upon the closing of the Company's initial public offering.

                         U.S. MEDICAL INSTRUMENTS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4 -- COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

                                                                 JANUARY 31,
                                                              ------------------
                                                               1995       1996
                                                              ------     -------      APRIL 30,
                                                                                        1996
                                                                                     -----------
                                                                                     (UNAUDITED)
                                                                        (IN THOUSANDS)
    Inventories:
      Raw materials.........................................  $1,035     $ 1,032       $ 1,001
      Work-in-process.......................................     128         233           426
      Finished goods........................................     560       1,186         1,433
                                                              ------     -------       -------
                                                              $1,723     $ 2,451       $ 2,860
                                                              ======     =======       =======
    Property and equipment:
                                                USEFUL LIFE
      Machinery.............................    10 years      $4,132     $ 5,936       $ 5,936
      Injection molds.......................    10 years       1,918       2,185         2,202
      Leasehold improvements................    lease term       666         687           687
      Office and computer equipment.........    3 - 5 years      404         320           320
      Equipment deposits (Note 9)...........................   1,664         477           468
                                                              ------     -------       -------
                                                               8,784       9,605         9,613
      Accumulated depreciation and amortization.............    (676)     (1,371)       (1,725)
                                                              ------     -------       -------
                                                              $8,108     $ 8,234       $ 7,888
                                                              ======     =======       =======
    Intangible assets:
      Patents and license agreements (Note 5)...............  $1,863     $ 1,863       $ 1,863
      Accumulated amortization..............................    (190)       (372)         (418)
                                                              ------     -------       -------
                                                              $1,673     $ 1,491       $ 1,445
                                                              ======     =======       =======
    Accounts payable and accrued expenses:
      Accounts payable......................................  $  479     $ 1,444       $ 1,542
      Accrued expenses......................................     421         258           225
      Accrued payroll costs.................................      70         113           252
      Bank overdrafts.......................................     189         119            77
      Other.................................................     109          --            --
                                                              ------     -------       -------
                                                              $1,268     $ 1,934       $ 2,096
                                                              ======     =======       =======

                         U.S. MEDICAL INSTRUMENTS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 5 -- LONG-TERM NOTES PAYABLE AND LIABILITIES TO RELATED PARTIES AND OTHERS

     The Company had long-term notes payable and liabilities outstanding as follows:

                                                                   JANUARY 31,
                                                                -----------------
                                                                 1995       1996
                                                                ------     ------      APRIL 30,
                                                                                         1996
                                                                                      -----------
                                                                                      (UNAUDITED)
                                                                         (IN THOUSANDS)
Secured promissory note, monthly payments of $12,750 with 5.8%
  interest per annum, balance due March 13, 1997; secured by
  certain manufacturing equipment.............................  $  870     $  816       $   756
Secured promissory note, monthly payments of $14,729 with 1.9%
  interest per annum; balance due March 13, 1997; secured by
  certain manufacturing equipment.............................     515        377           321
Long-term liability related to patent acquisition, 4 payments of $212,500 beginning on June 30, 1995 and due semiannually thereafter through December 31, 1996, which have been
  discounted to their present value using an effective
  interest rate of 10%........................................     746        398           398
                                                                ------     ------       -------
                                                                 2,131      1,591         1,475
Less current portion..........................................    (972)      (490)       (1,475)
                                                                ------     ------       -------
                                                                $1,159     $1,101       $    --
                                                                ======     ======       =======

     The obligations are payable as follows for the subsequent years ending January 31 (in thousands):

        1997................................................................  $  490
        1998................................................................   1,101
                                                                              ------
                                                                              $1,591
                                                                              ======

     On August 5, 1994, the Company had an outstanding promissory note payable to a shareholder with a face value of $851,000, accrued interest of $31,000 and an unamortized discount of $69,000. The note was settled in fiscal 1995 by issuing the shareholder 142,857 shares of Series D Preferred Stock valued at $800,000, a warrant to purchase 228,000 shares of Common Stock at $.56 per share, and cash of $82,000. The warrants were valued by management at $107,000. The Company recorded a loss on extinguishment of debt of $176,000 on this transaction.

     During fiscal 1993, the Company acquired the exclusive long-term license to certain patents, technical data and trade styles relating to its safety syringe. During fiscal 1994, the Company paid $50,000 in minimum royalties related to this agreement. In December 1994, the Company exercised its option to discharge its royalty obligation in full by paying $750,000 in December 1994 and agreeing to make four semi-annual payments of $212,500 each beginning on June 30, 1995. The Company has capitalized $1,496,000 representing the December 1994 payment and the present value of all future payments under the agreement, using an effective interest rate of 10%, and is amortizing such costs over the remaining ten year life of the patent. Under the terms of the agreement, if the Company fails to make a semi-annual payment within ten days after written notice, the Company shall forfeit its paid up, royalty-free license.

     During February 1996, the Company renegotiated the two secured promissory notes discussed above. Under the new terms, the Company was required to make a lump sum payment of $120,000 on February 23, 1996 and interest only payments of $7,600 per month (8.25% per annum) commencing March 13, 1996 and ending on August 13, 1996 at which time the Company had the option to pay the remaining outstanding balance. If the Company had exercised its option to pay the note on August 13, 1996, the Company would have been entitled to a reduction of the principal amount of $150,000. The Company did not elect to exercise

                         U.S. MEDICAL INSTRUMENTS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

the early payment option and will make interest and principal payments under the original term of the secured promissory note and must pay the total outstanding balance no later than March 13, 1997.

NOTE 6 -- SHAREHOLDERS' EQUITY

     In April 1993, the shareholders approved a five for one stock split and a recapitalization plan whereby the common shareholders converted their common shares into Preferred Stock Series A, Series B, Series C, or Series D, depending on the price originally paid for such common shares. All outstanding shares of Series A and C, 554,195 shares of Series B, and 363,825 shares of Series D were former common shares converted pursuant to this plan. In August 1994, the shareholders approved an increase in the authorized shares to 12 million preferred shares and 28 million common shares. The following preferred shares are issued and outstanding:

                                                                JANUARY 31,
                                                            -------------------      APRIL 30,
                                                             1995        1996          1996
                                                            -------     -------     -----------
                                                                                    (UNAUDITED)
                                                                                 (IN THOUSANDS)
Series A Convertible Preferred Stock (Series A), $.002 per
  annum noncumulative dividend, no par value; 1,332,000
  shares authorized, issued and outstanding at January 31,
  1995 and 1996 and April 30, 1996 (unaudited)............  $    26     $    26       $    26
Series B Convertible Preferred Stock (Series B), $.21 per
  annum noncumulative dividend, no par value; 937,150
  shares authorized, 779,195 issued and outstanding at
  January 31, 1995 and 1996 and April 30, 1996
  (unaudited).............................................    1,636       1,636         1,636
Series C Convertible Preferred Stock (Series C), $.28 per
  annum noncumulative dividend, no par value; 222,020
  shares authorized, 205,933 issued and outstanding at
  January 31, 1995 and 1996 and April 30, 1996
  (unaudited).............................................      577         577           577
Series D Convertible Preferred Stock (Series D), $.56 per
  annum noncumulative dividend, no par value; 1,780,000
  shares authorized, 1,718,551 issued and outstanding at
  January 31, 1995 and 1996 and April 30, 1996
  (unaudited).............................................    9,476       9,476         9,476
Series E Convertible Preferred Stock (Series E), $.75 per
  annum noncumulative dividend, no par value; 2,500,000
  shares authorized, 1,363,000, 2,312,833 and 2,489,903
  issued and outstanding at January 31, 1995 and 1996 and
  April 30, 1996 (unaudited)..............................    9,264      16,342        17,557
Series F Convertible Preferred Stock (Series F), $1.00 per
  annum noncumulative dividend, no par value; 3,000,000
  shares authorized, 35,000 shares issued and outstanding
  at April 30, 1996 (unaudited)...........................                                332
                                                              -----      ------        ------
          Total Preferred Stock...........................  $20,979     $28,057       $29,604
                                                              =====      ======        ======

     In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A, B, C, D, E and F Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets to the common shareholders, an amount per share equal to $0.02, $2.10, $2.80, $5.60, $7.50 and $10.00 plus an amount equal to all declared but unpaid dividends, respectively.

     After April 30, 1996, the Company may, at the option of the Board of Directors, redeem in whole or in part the Series A, B, C, D, E and F Preferred Stock by paying cash equal to the original issue price for each share, plus any declared but unpaid dividends on such shares.

                         U.S. MEDICAL INSTRUMENTS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Each share of Series A, B, C, D, E and F Preferred Stock is convertible into one share of Common Stock, at the option of the shareholder, at any time prior to redemption by the Company or upon automatic conversion. The conversion rate is subject to adjustment in the event of a stock split or stock dividend. The Preferred Stock has voting rights which are identical to the Common Stock voting rights, and automatically convert into shares of Common Stock immediately upon the closing of a public offering which results in gross proceeds to the Company exceeding $3,000,000.

WARRANTS

     In connection with the issuance of short-term notes payable to directors and shareholders, the Company issued warrants to purchase 17,656 and 81,184 shares of Common Stock at $.56 per share during the years ended January 31, 1994 and 1995, respectively. The exercise price of the warrants granted was equal to the fair market value of the Company's Common Stock at the date of grant, as determined by the Board of Directors. Approximately 32,000 warrants were exercised during fiscal year 1995 and the remaining warrants are exercisable at any time through February 2004. The value of the warrants issued in fiscal 1994 was considered immaterial. The warrants issued in fiscal 1995 were valued by management at $19,000 and charged to interest expense.

     During fiscal 1994, in connection with the issuance of a long-term note due to a shareholder, the Company issued warrants to purchase 50,000 shares of Series D Preferred Stock at $5.60 per share. The warrants may be exercised at anytime through November 1998. The fair value of these warrants has been recorded as a discount to the related debt and charged to expense ratably over the debt repayment terms. In August 1994, the shareholder note was settled in exchange for 142,857 shares of Series D Preferred Stock valued at $800,000, a warrant to purchase 228,000 shares of Common Stock at $.56 per share, and cash. The warrants were valued by management at $107,000.

     During fiscal 1995, in connection with the sale of Series E Preferred Stock, the Company issued warrants to purchase 213,334 shares of Series E Preferred Stock at $7.50 per share. The proceeds of the issuance were allocated based upon the estimated fair value of the securities issued. Additionally, the Company issued warrants to purchase 18,667 shares of Series E Preferred Stock at $7.50 per share to a third party as payment for a finder's fee for the above transaction. These warrants were valued by management at $75,000 and recorded as a reduction of the proceeds from the sale of Series E Preferred Stock. All warrants issued in connection with this transaction are exercisable at any time until expiration on January 31, 1998.

     During fiscal 1996, the Company issued demand notes payable to certain shareholders totaling $440,000 together with 52,800 warrants to purchase Common Stock. The notes bore interest at 8% per annum and were paid in full as of January 31, 1996. The Common Stock purchase warrants have an exercise price of $.75 per share, which was the fair market value at the date of grant, as determined by the Board of Directors, and are exercisable over a period of between three months and five years from the date of grant. The warrants were valued by management at $25,000 and charged to interest expense.

     During fiscal 1996, the Company issued convertible secured notes payable to a shareholder for a total of $4,000,000 together with warrants to purchase 106,667 shares of Series E Preferred Stock at $7.50 per share and warrants to purchase 50,000 shares of Common Stock at $.75 per share. The notes were due in August 1998 and bore interest at 9% payable quarterly. The lender had the right to demand payment of the convertible note on or after January 31, 1996. The notes were secured by the Company's patents, plastic injection molds, and automated assembly equipment. At any time prior to August 1998 or until the notes were paid, the notes were convertible into Series E Preferred Stock at $7.50 per share. The proceeds of the issuance were allocated based upon the estimated fair value of the securities issued. The fair value, as determined by management, of the Preferred Stock warrants of $246,000 has been recorded as a discount to the related debt and charged to expense ratably over the minimum term of the debt.

                         U.S. MEDICAL INSTRUMENTS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Company and noteholder subsequently agreed that the noteholder would exercise the conversion right of the note into 533,334 shares of Series E Preferred Stock. As part of the conversion, the noteholder cancelled the warrant to purchase 106,667 shares of Series E Preferred Stock at $7.50 per share; the warrant to purchase 50,000 shares of Common Stock at $.75 per share; and all accrued interest, in exchange for a warrant to purchase 1,300,000 shares of Common Stock at $14.00 per share. The warrant expires on December 31, 1997. An additional charge of $39,000 was recorded as a result of the conversion.

SHAREHOLDER RECEIVABLE

     At January 31, 1995, the Company had a receivable from a stockholder for $1,700,000 resulting from the purchase of 226,670 shares of Series E Preferred Stock which was collected in full in February 1995. Additionally, the Company has a receivable from a stockholder for $5,000 for the purchase of 10,156 shares of Common Stock, which remains outstanding at January 31, 1996.

NOTE 7 -- STOCK OPTION PLAN

     During fiscal 1994, the Board of Directors approved a stock option plan ("the Plan") which provides for the granting of options or stock purchase rights to employees, directors and outside consultants of the Company. Nonstatutory stock options and incentive stock options may be granted at an exercise price not less than 85 percent and 100 percent, respectively, of the fair market value of the Common Stock, as determined by the Board of Directors, on the date of grant of such option. At January 31, 1996, options for 221,585 common shares were available for future grant under the Plan and 447,958 were exercisable. At April 30, 1996 options for 371,585 common shares (unaudited) were available for future grant under the Plan and 398,375 common shares (unaudited) were exercisable.

     The options granted, exercised and cancelled under this Plan were as follows:

                                                                     OPTIONS OUTSTANDING
                                                                  --------------------------
                                                                  NUMBER OF      PRICE PER
                                                                   SHARES          SHARE
                                                                  ---------     ------------
      Options granted...........................................    435,000     $        .56
      Options exercised.........................................   (105,000)             .56
                                                                  ---------
    Balance at January 31, 1994.................................    330,000
      Options granted...........................................    727,000        .56 - .75
      Options exercised.........................................    (27,000)             .56
                                                                  ---------
    Balance at January 31, 1995.................................  1,030,000
      Options granted...........................................  1,020,000       .75 - 1.50
      Options exercised.........................................   (137,415)      .56 -  .75
      Options cancelled.........................................   (403,585)      .56 -  .75
                                                                  ---------
    Balance at January 31, 1996.................................  1,509,000
      Options granted (unaudited)...............................    450,000      1.50 - 2.75
      Options cancelled (unaudited).............................   (600,000)      .75 - 1.00
                                                                  ---------
    Balance at April 30, 1996 (unaudited).......................  1,359,000
                                                                  =========

     During fiscal 1993, certain key employees were granted non-statutory options to purchase 292,160 shares of Preferred Stock at an exercise price of between $2.10 to $5.60 per share. All options were fully vested upon grant, 225,000 were exercised during the year ended January 31, 1995 and 30,000 and 37,160 were

                         U.S. MEDICAL INSTRUMENTS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

forfeited upon employee termination during the years ended January 31, 1994 and 1995, respectively. None of these options remain outstanding at January 31, 1995.

     During fiscal 1994, in connection with the severance agreement of a director and a former officer of the Company, an option to purchase 22,911 shares of Common Stock was issued with an exercise price of $.56 which was exercised during fiscal year 1994. The options were granted at a price equal to the fair market value as determined by the Board of Directors on the date of grant.

     During fiscal 1995, the Company granted options to the members of the Board of Directors to purchase 12,000 shares and 75,000 shares of Common Stock at $.56 and $.75 per share, respectively. The $.56 per share options vested immediately while the $.75 per share options vest in equal monthly instalments over a one year period. All options were granted at exercise prices equal to or greater than the fair market value of the Company's Common Stock as determined by the Board of Directors at the date of grant. Approximately 12,000 shares were exercised in November 1994. During the year ended January 31, 1996, 41,500 shares were exercised and 33,500 shares were canceled. None of these options remain outstanding at January 31, 1996.

     During fiscal 1996, the Company granted options to purchase 150,000 shares of Common Stock at exercise prices ranging from $1.00 - $1.50 per share to the members of the Board of Directors. The options vest at a rate of 40%, 30%, and 30% over a three year period commencing January 1, 1996. All options were granted at prices equal to the fair market value of the Company's Common Stock as determined by the Board of Directors at the date of grant. No shares were exercisable as of January 31, 1996. The outstanding options expire upon the Board member ceasing to be a Director of the Company.

NOTE 8 -- INCOME TAXES

     Deferred tax assets (liabilities) are comprised of the following (in thousands):

                                                                           JANUARY 31,
                                                                       -------------------
                               DESCRIPTION                              1995        1996
    -----------------------------------------------------------------  -------     -------
    Net operating loss carryforwards.................................  $ 3,990     $ 6,305
    Research and development costs capitalized for tax purposes......    1,177       1,147
    Start-up costs capitalized for tax purposes......................      435         262
    Research tax credits.............................................      216         253
    Inventory........................................................       --         453
    Depreciation.....................................................     (514)       (249)
    Other............................................................      174         263
                                                                         -----       -----
                                                                         5,478       8,434
    Deferred tax asset valuation allowance...........................   (5,478)     (8,434)
                                                                         -----       -----
    Deferred tax assets (liabilities), net...........................  $    --     $    --
                                                                         =====       =====

     As of January 31, 1996, the Company has Federal and state net operating loss carryforwards of approximately $17,000,000 and $8,500,000, respectively. The Federal and state net operating loss carryforwards expire beginning in 2008 and 1998, respectively. The Company also has research and development credit carryforwards for Federal and state tax reporting purposes totaling approximately $166,000 and $87,000, respectively, which expire at various times through 2009. Based upon the Company's lack of prior earnings history, realization of the Company's deferred tax assets does not meet the more likely than not criteria and are fully reserved through a valuation allowance.

     No current tax provision or benefit was recorded for the years ended January 31, 1994, 1995 or 1996, due to net losses of the Company.

                         U.S. MEDICAL INSTRUMENTS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Company believes that it has incurred an ownership change in the year ended January 31, 1995. As a result, the Company believes that its ability to utilize its current net operating loss and credit carryforwards, and to realize the benefit of future tax deductions in subsequent periods will be subject to annual limitations of approximately $1,600,000 for net operating losses generated through the year ended January 31, 1995. The Company expects that a second change may occur as a result of the anticipated public offering of the Common Stock which may subject the Company to further annual limitations.

NOTE 9 -- COMMITMENTS AND CONTINGENCIES

LEASES

     In September 1993, the Company entered into a lease agreement for its headquarters and manufacturing facility. The term of the lease is five years and commenced January 1, 1994. The agreement provides for options to renew the lease for two consecutive periods of three years each and also contains certain abatement periods. Rent expense is recognized ratably over the lease term. The Company also leases certain manufacturing and computer equipment under operating and capital leases. Rent expense for leased facilities and equipment was $79,000, $312,000 and $315,350 for the years ended January 31, 1994, 1995 and
1996, respectively. Capitalized lease amounts included under property and equipment were $62,000, $592,000 and $592,000 as of January 31, 1994 and 1995,
and 1996, respectively, net of accumulated amortization of $3,000, $48,000 and $124,000, respectively.

     Future minimum lease payments under capital and operating leases are as follows for the years ending January 31, (in thousands):

                                                                 CAPITAL     OPERATING
                                 YEARS                           LEASES       LEASES
        -------------------------------------------------------  -------     ---------
        1997...................................................   $ 190       $   347
        1998...................................................     125           347
        1999...................................................      74           331
        2000...................................................      45            10
                                                                    ---          ----
        Total minimum lease payments...........................     434       $ 1,035
                                                                                 ====
        Amount representing interest...........................      53
                                                                    ---
        Present value of minimum lease payments................   $ 381
                                                                    ===

COMMITMENTS

     In conjunction with the purchase of machinery and equipment, the Company has outstanding deposits which are included in property and equipment. As of January 31, 1996 and April 30, 1996 (unaudited), the Company has outstanding commitments for the purchase of additional equipment of $235,000.

CONTINGENCIES

     The Company has an employee/shareholder agreement with a key employee/shareholder which provides for a maximum of $540,000 to be paid to the employee/shareholder upon termination of employment. Based upon the provisions of the agreement, no accrual is required.

     The Company has been sued by two groups of investors holding shares of Series E Preferred Stock. In an action filed in 1995, the first group of investor shareholders comprised of Barry L. Rosenblatt, World Video Movies, Ltd., whose representative is Roy K. Black, and Richard Caras, allege in their complaint that the Company's offering documents contained fraudulent misrepresentations of earnings projections and produc-

                         U.S. MEDICAL INSTRUMENTS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

tion capabilities of the Company. The plaintiffs seek damages of $1,560,000 together with interest and attorneys' fees and costs. The suit has been withdrawn once and dismissed once with leave to amend. The Company has filed a summary judgment motion to dispose of all of the plaintiffs' claims. In an action filed in June 1996, the second group of Series E Preferred Stock shareholders, comprised of G.C. Investments LLC, whose representative is Brian
L. Greenspun, and The Medicine Partners, whose representative is Andrew G. Bluhm, filed an action containing allegations similar to those contained in the first action with the addition of fraudulent misrepresentation of the intended use of funds. The plaintiffs seek damages of $8,000,000 together with interest and attorneys' fees and costs. The Company believes these suits are without merit and is vigorously contesting the actions. Management believes that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position, results of operations, cash flows or ability to conduct business.

     The Company is subject to certain claims and disputes arising in the normal course of its business. Although there can be no assurances, management believes that the disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations, cash flows or ability to conduct business.

NOTE 10 -- CERTAIN RELATED PARTY TRANSACTIONS

     A shareholder and director of the Company is also a partner in a professional firm providing legal and patent advice to the Company. The Company paid the professional firm for legal services in the amounts of approximately $47,000, $69,000, $27,000 and $2,000 (unaudited), during the years ended January 31, 1994, 1995, 1996 and for the three months ended April 30, 1996 (unaudited), respectively. Amounts due to the professional firm for legal services at January 31, 1996 and April 30, 1996 (unaudited) were $88,000 and $100,000 (unaudited), respectively.

     A shareholder and director of the Company provides consulting services to the Company. The Company incurred costs of $30,000 and $45,000 during the years ended January 31, 1995 and 1996, respectively, for consulting services.

     At January 31, 1996, the Company had outstanding short term notes payable to certain shareholders totalling $260,000 bearing interest at 10% payable in cash with interest and principal payment due upon demand. Interest accrued in fiscal 1996 was $3,000.

     During fiscal 1996, the Company issued demand notes payable to certain shareholders totaling $440,000 together with Common Stock purchase warrants. The notes had a stated interest rate of 8% per annum, interest of $13,000 and the principal balance were paid in full prior to January 31, 1996.

                         U.S. MEDICAL INSTRUMENTS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 11 -- SUPPLEMENTAL CASH FLOW INFORMATION

                                                                                      FOR THE
                                                                                       THREE
                                                                   PERIOD FROM      MONTHS ENDED     PERIOD FROM
                                                                  JUNE 19, 1991                     JUNE 19, 1991
                                        YEAR ENDED JANUARY 31,     (INCEPTION)       APRIL 30,       (INCEPTION)
                                        ----------------------    TO JANUARY 31,    ------------     TO APRIL 30,
                                        1994    1995     1996          1996         1995    1996         1996
                                        ----    ----    ------    --------------    ----    ----    --------------
                                                                                    (UNAUDITED)      (UNAUDITED)
The Company's payments for interest
  and income taxes were as follows (in
  thousands):
  Interest paid.......................  $ 62    $135    $  320        $  515        $ 16    $ 33         $548
  Income taxes paid...................     1       1         1             5           1       1            6
Non-cash investing and financing
  activities were as follows (in
  thousands):
  Series E Preferred Stock and
    warrants issued upon conversion of
    debt..............................    --      --     3,950         3,950          --      --        3,950
  Series D Preferred Stock and
    warrants issued in settlement of
    debt..............................    --     907        --           907          --      --          907
  Warrants issued in lieu of
    interest..........................   100      19        --           119          --      --          119
  Warrants issued in lieu of finder's
    fee on Preferred Stock............    --      75        --            75          --      --           75
  Stock issued for finder's fee and
    other.............................    66      --        --            66          --      --           66
  Debt issued for intangible assets...    --     746        --           746          --      --          746
  Capital leases......................    62     530        --           592          --      --          592
Common Stock issued to founders for:
  Property and equipment..............    --      --        --            24          --      --           24
  Intangible assets...................    --      --        --            31          --      --           31
  Research and development expense....    --      --        --           322          --      --          322
  Reimbursement of preincorporation
    costs.............................    --      --        --            97          --      --           97

NOTE 12 -- SUBSEQUENT EVENTS

     In August 1996, the Company entered into an agreement with Merrill Lynch Business Financial Services, Inc. ("Merrill Lynch") whereby Merrill Lynch will provide the Company up to $2,300,000 in working capital. The interest rate is variable based on 2.65% plus the 30-day Commercial Paper Rate (as published in the Wall Street Journal). As of July 31, 1996, the interest rate was 8.07%. The loan is subject to an annual fee and is secured with a security interest in assets pledged by a shareholder of the Company. In connection with the shareholder's agreement to pledge the assets as security for the working capital loan discussed above, the Company granted the shareholder a warrant to purchase 223,000 shares of the Company's Common Stock at $8.00 per share and has agreed to indemnify the shareholder for certain potential tax liabilities associated with this transaction. The estimated fair market value of the warrant will be recognized as interest expense over the one year term of the loan agreement.

                               Inside Back Cover

     The Company's medical products manufacturing is conducted in its 55,000 square foot facility in San Diego, California.

                                 MANUFACTURING

               [PICTURE OF EXTERIOR OF MANUFACTURING FACILITY AND
                          EQUIPMENT CONTAINED THEREIN]

     Six photographs, one showing the exterior of the Company's building and five showing the equipment for production of the SafeSnap syringe.

- ---------------------------------------------------
- ---------------------------------------------------

     NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     UNTIL                     , 1996 (25 DAYS AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Prospectus Summary..................     3
Risk Factors........................     6
Use of Proceeds.....................    15
Dividend Policy.....................    15
Capitalization......................    16
Dilution............................    17
Selected Financial Data.............    18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................    19
Business............................    23
Management..........................    35
Principal Shareholders..............    39
Certain Transactions................    40
Description of Capital Stock........    40
Share Eligible for Future Sale......    42
Underwriting........................    43
Legal Matters.......................    44
Experts.............................    44
Available Information...............    44
Index to Financial Statements.......   F-1

- ---------------------------------------------------
- ---------------------------------------------------

- ---------------------------------------------------
- ---------------------------------------------------

                                     [LOGO]

                                  U.S. MEDICAL
                               INSTRUMENTS, INC.
                                               SHARES

                                  COMMON STOCK
                              --------------------

                                   PROSPECTUS
                              --------------------
                             RODMAN & RENSHAW, INC.

                                               , 1996
- ---------------------------------------------------
- ---------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     An itemized statement of expenses in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions, appears below. All amounts are estimates, except for the SEC registration fee and the NASD filing fee.

SEC Registration Fee..............................................................  $  9,634
NASD Filing Fee...................................................................     3,030
Nasdaq Stock Market Listing Fee...................................................
Blue Sky Qualification Fees and Expenses..........................................
Accounting Fees and Expenses......................................................
Legal Fees and Expenses...........................................................
Transfer Agent's Fees.............................................................
Printing and Engraving Fees.......................................................
Miscellaneous Expenses............................................................
                                                                                    --------
          Total...................................................................  $
                                                                                    ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Amended and Restated Articles of Incorporation eliminates the personal liability of the directors of the Company for monetary damages to the fullest extent permitted by California law, for breach of fiduciary duties as a director of the Company except: (i) for any breach of the directors' duty of loyalty to the Company or its stockholders; (ii) for acts for omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful dividends or distributions; or, (iv) for any transaction from which the director derived an improper personal benefit. The Company's Amended and Restated Articles of Incorporation also permit the Company to indemnify its directors and officers to the fullest extent permitted by California law.

     Article VI of the Company's Bylaws permits the Company to indemnify its directors, officers, employees and agents to the maximum extent permitted by the California General Corporation Law. Section 317 of the California General Corporation Law provides that a corporation has the power to indemnify and hold harmless a director, officer, employer, or agent of the corporation who is or is made a party or is threatened to made a party to any threatened, action, suit or proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss actually and reasonably incurred or suffered by such person in connection with such a proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. If it is determined that the conduct of such person meets these standards, such person may be indemnified for expenses incurred and amounts paid in such proceeding if actually and reasonably incurred in connection therewith.

     If such a proceeding is brought by or on behalf of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if such person acted in good faith and in a manner reasonably believed to be in the best interest of the corporation and its shareholders. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite such adjudication but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

     Where any such person is successful in any such proceeding, such person is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases (unless order by a court), indemnification is made by the corporation upon determination by it that indemnification of such person is proper in the circumstances because such person has met the applicable standard of conduct.

     A corporation may advance expenses incurred in defending any such proceeding upon receipt of an undertaking to repay any amount so advanced if it is ultimately determined that the person is not eligible for indemnification.

     The indemnification rights provided in Section 317 are not exclusive of additional rights to indemnification for breach of duty to the corporation and its shareholders to the extent additional rights are authorized in the corporation's articles of incorporation and are not exclusive of any other rights to indemnification under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her office and as to action in another capacity while holding such office.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In the last three years, the Company sold the following securities without registration under the Securities Act. In each case, the offering was made on a private placement basis in reliance on Section 4(2) of the Securities Act. No advertising or general solicitation was employed in the offering the securities. All stockholders were sophisticated investors capable of analyzing the merits and risks of their investment. Except as indicated below, no commissions or placement fees were paid in connection with any of the offerings.

     During the period from October 15, 1993 to August 31, 1996, the Company has issued an aggregate of 1,646,415 Options to purchase Common Stock to certain directors, officers and key employees under the Company's Stock Option Plan. The Options are exercisable, subject to vesting, at prices ranging from $.56 to $3.50 per share.

     On November 10, 1994 and August 9, 1995, the Company issued 12,000 and 52,124 shares, respectively, of its Common Stock, for an aggregate of 64,124 shares, to three investors in connection with the exercise of outstanding warrants to purchase Common Stock. Of the shares issued on August 9, 1995, 12,000 were beneficially owned by Mr. Matthew S. Mazur, the Chairman, President and Chief Executive Officer of the Company. The exercise price for the warrants was $.56, resulting in aggregate proceeds to the Company of $36,000.

     During the period from April 1994 to July 1994, the Company issued 225,000 shares of its Series B Preferred Stock in a private placement for $2.10 per share for an aggregate of $472,500 to 4 investors.

     During the period from June 1993 through August 1994, the Company issued an aggregate of 363,000 shares of its Series D Preferred Stock to 101 individuals in a private placement at a price of $5.60 per share for an aggregate of $2,032,800 including 91,428 shares to Dr. Richard R. Rowe, a director of the Company.

     During the period from September 1994 through February 1996, the Company issued an aggregate of 2,493,677 shares of its Series E Preferred Stock to 71 individuals in a private placement at a price of $7.50 per share for an aggregate of $18,702,578. In connection with the placement of the Series E Preferred Stock the Company paid fees to a placement agent in the form of Warrants to purchase Series E Preferred Stock, including 18,667 Warrants to Artemis Investments. In conjunction with the sale of Series E Preferred Stock, G.C. Investments LLC, whose principal is Brian L. Greenspun, and The Medicine Partners, whose principal is Andrew G. Bluhm, each received warrants to purchase 106,667 shares of Series E Preferred Stock. Each Warrant entitles the holder to purchase one share of Series E Preferred Stock at an exercise price of $7.50 per share, subject to certain antidilution provisions. The Warrants expire three years from the date of issue.

     From November 1995 to July 1996, the Company issued an aggregate of 15,195 Warrants to purchase Common Stock to three investors, including 5,134 Warrants beneficially owned by Mr. Mazur. Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $1.50 per share, subject to certain antidilution provisions. The Warrants expire three years from their date of issue. The Warrants were issued as partial consideration for $360,000 in loans to the Company.

     During the period from December 1995 to May 1995, the Company issued 1,300,000 Warrants to purchase Common Stock to one of the Company's largest shareholders. Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $14.00 per share, subject to certain antidilution provisions. The Warrants were issued as partial consideration in a debt to equity conversion and expire two years from the date of issue.

     During the period from December 1995 to May 1996, the Company issued 14,468 Warrants to purchase Common Stock to three shareholders as partial consideration for $310,000 in loans made to the Company. The exercise price of the Warrants is $1.50 per share, subject to certain antidilution provisions. The Warrants expire three years from the date of issue.

     During the period from March 1996 through August 1996, the Company issued an aggregate of 133,000 shares of its Series F Preferred Stock to eight individuals in a private placement at a price of $10.00 per share for an aggregate of $1,330,000.

     On August 6, 1996 the Company issued 223,000 Warrants to purchase Common Stock to one of the Company's largest shareholders as partial consideration for the pledging of certain assets as security for the Merrill Lynch $2.3 million working capital line of credit. The exercise price of the Warrants is $8.00 per share, subject to certain antidilution provisions. The Warrants expire five years from the date of issue.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

 NUMBER                                            DESCRIPTION
- ---------       ----------------------------------------------------------------------------------
   1.1       -- Form of Underwriting Agreement
   1.2       -- Form of Representative's Warrant
   3.1       -- Amended and Restated Articles of Incorporation of the Company
   3.2       -- Bylaws of the Company
  *4.1       -- Form of Certificate for Common Stock
   4.2       -- Form of Warrant to Purchase Series E Preferred Stock
   4.3       -- Form of Warrant to Purchase Common Stock in November 1995 Private Placement
   4.4       -- Warrant to Purchase Common Stock in December 1995 Private Placement
   4.5       -- Warrant to Purchase Common Stock issued to George A. Schapiro
   4.6       -- Warrant to Purchase Common Stock issued to Robert C. Siegel
  *4.7       -- Form of Subscription Agreement -- Series D Preferred Stock
  *4.8       -- Form of Subscription Agreement -- Series E Preferred Stock
  *4.9       -- Form of Subscription Agreement -- Series F Preferred Stock
   4.10      -- Amended and Restated Investors Rights Agreement
  *5.1       -- Opinion of Luce, Forward, Hamilton & Scripps LLP
  10.1       -- License Agreement with Habley Medical Technology Corporation as amended
  10.2       -- Facilities Lease of the Registrant
  10.3       -- Employment Agreement with Mr. Matthew S. Mazur
  10.4       -- Note and Loan Agreement with Merrill Lynch
  10.5       -- Memo of Understanding Concerning Pledge of Security for Merrill Lynch Loan
  10.6       -- Note and Purchase Agreement with Eldridge R. Fridge
  10.7       -- 1993 Stock Plan
  10.8       -- Agreement with Nypro Precision Assemblies, Inc.
  10.9       -- Consulting Agreement with George A. Schapiro
  10.10      -- Assignment of Patent
 *11.1       -- Computation of Pro-forma Net Income Per Share
  23.1       -- Consent of Price Waterhouse LLP
  23.2       -- Consent of Luce, Forward, Hamilton & Scripps LLP
  24.1       -- Power of Attorney (included on signature pages)
  27.1       -- Financial Data Schedule

- ---------------
* To be filed by amendment.

ITEM 17.  UNDERTAKINGS

     (a) Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to including any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) to include any material information with respect to its plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

          (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of the Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (4) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy is expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 9th day of September 1996.

                                            U.S. MEDICAL INSTRUMENTS, INC.,
                                            a California corporation

                                               By: /s/  MATTHEW S. MAZUR

                                              ----------------------------------
                                                      Matthew S. Mazur,
                                                President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Matthew S. Mazur and Louis Hernandez, Jr., and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any additional Registration Statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all amendments (including post-effective amendments) to this Registration Statement (or Registration Statements, if an additional Registration Statement is filed pursuant to Rule 462(b)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, whereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, his or her substitute or substitutions, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on S-1 has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                 TITLE                       DATE
- ---------------------------------------------   -----------------------------    -------------------
            /s/  MATTHEW S. MAZUR               Chairman of the Board,             September 9, 1996
- ---------------------------------------------     President, Chief Executive
              Matthew S. Mazur                    Officer and Director
                                                  (Principal Executive
                                                  Officer)
          /s/  LOUIS HERNANDEZ, JR.             Vice President -- Finance,         September 9, 1996
- ---------------------------------------------     Chief Financial Officer and
            Louis Hernandez, Jr.                  Secretary (Principal
                                                  Financial and Accounting
                                                  Officer)
             /s/  CARL R. BROWN                 Director                           September 9, 1996
- ---------------------------------------------
                Carl R. Brown
            /s/  RICHARD R. ROWE                Director                           September 9, 1996
- ---------------------------------------------
               Richard R. Rowe
              /s/  ROBERT HOVEE                 Director                           September 9, 1996
- ---------------------------------------------
                Robert Hovee
           /s/  GEORGE A. SCHAPIRO              Director                           September 9, 1996
- ---------------------------------------------
             George A. Schapiro
             /s/  WILLIAM MARTIN                Director                           September 9, 1996
- ---------------------------------------------
               William Martin

                                 EXHIBIT INDEX

                                                                                        SEQUENTIALLY
                                                                                          NUMBERED
 NUMBER                                      DESCRIPTION                                   PAGES
- ---------       ----------------------------------------------------------------------  ------------
   1.1       -- Form of Underwriting Agreement........................................
   1.2       -- Form of Representative's Warrant......................................
   3.1       -- Amended and Restated Articles of Incorporation of the Company.........
   3.2       -- Bylaws of the Company.................................................
  *4.1       -- Form of Certificate for Common Stock..................................
   4.2       -- Form of Warrant to Purchase Series E Preferred Stock..................
   4.3       -- Form of Warrant to Purchase Common Stock in November 1995 Private
                Placement.............................................................
   4.4       -- Warrant to Purchase Common Stock in December 1995 Private Placement...
   4.5       -- Warrant to Purchase Common Stock issued to George A. Schapiro.........
   4.6       -- Warrant to Purchase Common Stock issued to Robert C. Siegel...........
  *4.7       -- Form of Subscription Agreement -- Series D Preferred Stock............
  *4.8       -- Form of Subscription Agreement -- Series E Preferred Stock............
  *4.9       -- Form of Subscription Agreement -- Series F Preferred Stock............
   4.10      -- amended and Restated Investors Rights Agreement.......................
  *5.1       -- Opinion of Luce, Forward, Hamilton & Scripps LLP......................
  10.1       -- License Agreement with Habley Medical Technology Corporation as amended...............................................................
  10.2       -- Facilities Lease of the Registrant....................................
  10.3       -- Employment Agreement with Mr. Matthew S. Mazur........................
  10.4       -- Note and Loan Agreement with Merrill Lynch............................
  10.5       -- Memo of Understanding Concerning Pledge of Security for Merrill Lynch
                Loan..................................................................
  10.6       -- Note and Purchase Agreement with Eldridge R. Fridge...................
  10.7       -- 1993 Stock Plan.......................................................
  10.8       -- Agreement with Nypro Precision Assemblies, Inc........................
  10.9       -- Consulting Agreement with George A. Schapiro..........................
  10.10      -- Assignment of Patent..................................................
 *11.1       -- Computation of Pro-forma Net Income Per Share.........................
  23.1       -- Consent of Price Waterhouse LLP.......................................  ........
  23.2       -- Consent of Luce, Forward, Hamilton & Scripps LLP......................
  24.1       -- Power of Attorney (included on signature pages).......................
  27.1       -- Financial Data Schedule...............................................

- ---------------
* To be filed by amendment.